    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 1998


                                                      REGISTRATION NO. 333-66981

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             SUNDSTRAND CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        36-1840610
          (STATE OR OTHER JURISDICTION               (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
       OF INCORPORATION OR ORGANIZATION)
                 P.O. BOX 7003                                    MARY ANN HYNES
              4949 HARRISON AVENUE                VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
         ROCKFORD, ILLINOIS 61125-7003                        SUNDSTRAND CORPORATION
                 (815) 226-6000                                   P.O. BOX 7003
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE                  4949 HARRISON AVENUE
                     NUMBER,                              ROCKFORD, ILLINOIS 61125-7003
 INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL                   (815) 226-6305
                    EXECUTIVE                        (NAME, ADDRESS, INCLUDING ZIP CODE, AND
                    OFFICES)                                        TELEPHONE
                                                    NUMBER, INCLUDING AREA CODE, OF AGENT FOR
                                                                     SERVICE)

                                    Copy to:

                                 EDWARD S. BEST
                              MAYER, BROWN & PLATT
                            190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603
                                 (312) 782-0600
                            ------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED DECEMBER 7, 1998

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER   , 1998)

                                  $250,000,000

                             SUNDSTRAND CORPORATION
                               MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                            ------------------------

     THE COMPANY: Sundstrand Corporation. Our executive offices are located at 4949 Harrison Avenue, Rockford, Illinois 61125, and our telephone number is
(815) 226-6000.

     TERMS: We plan to offer and sell the Notes with various terms, including the following:

- Ranking as our senior indebtedness

- Stated maturities of 9 months or more from date of issue

- Redemption and/or repayment provisions, if applicable, whether mandatory, at our option or at the option of the Noteholders

- Payments in U.S. dollars or one or more foreign currencies

- Minimum denominations of $1,000 or other specified denominations for foreign currencies

- Book-entry (through The Depository Trust Company) or certificated form

- Interest payments on fixed rate Notes on each June 1 and December 1

- Interest payments on floating rate Notes on a monthly, quarterly, semiannual or annual basis

- Interest at fixed or floating rates, or no interest at all. The floating interest rate may be based on one or more of the following indices plus or minus a spread and/or multiplied by a spread multiplier:
  - CD rate
  - CMT rate
  - Commercial paper rate
  - Eleventh district cost of funds rate
  - Federal funds rate
  - LIBOR
  - Prime rate
  - Treasury rate

- Such other interest rate basis or interest rate formula as may be specified in the applicable Pricing Supplement

     The final terms for each Note, which may be different from the terms described in this Prospectus Supplement, will be specified in the applicable Pricing Supplement. If we sell other securities under the accompanying Prospectus, the aggregate amount of Notes that we may offer or sell under this Prospectus Supplement would be reduced.

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE S-2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus or any Pricing Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

     We may sell the Notes to the Agents as principal for resale at varying or fixed offering prices or through the Agents as agents using their reasonable best efforts on our behalf. Unless otherwise specified in the applicable Pricing Supplement, the price to the public for the Notes will be 100% of their principal amount. We will pay commissions to Agents, ranging from .125% to .750% of the principal amount of each Note sold through such Agents, depending upon the stated maturity of such Note. If we sell all of the Notes, we expect to receive proceeds of between $248,125,000 and $249,687,500, after paying the Agents' discounts and commissions of between $312,500 and $1,875,000 and before deducting expenses payable by us, including reimbursement of certain of the Agents' expenses. We may also sell the Notes without the assistance of the Agents (whether acting as principal or as agent).
                            ------------------------
MERRILL LYNCH & CO.
           FIRST CHICAGO CAPITAL MARKETS, INC.
                       NATIONSBANC MONTGOMERY SECURITIES LLC
                            ------------------------

          The date of this Prospectus Supplement is December   , 1998.

                               TABLE OF CONTENTS


                      PROSPECTUS SUPPLEMENT
                      ---------------------
Risk Factors................................................     S-1
Description of Notes........................................     S-4
Special Provisions Relating to Foreign Currency Notes.......     S-23
United States Federal Income Tax Considerations.............     S-26
Supplemental Plan of Distribution...........................     S-42
                            PROSPECTUS
                            ----------
About This Prospectus.......................................     1
Where You Can Find More Information.........................     1
The Company.................................................     1
Use of Proceeds.............................................     2
Ratio of Earnings to Fixed Charges..........................     2
Description of Debt Securities..............................     2
Plan of Distribution........................................     7
Legal Matters...............................................     8
Experts.....................................................     8


                            ------------------------


     You should rely only on the information contained in this Prospectus Supplement. We have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this Prospectus Supplement is accurate only as of the date on the front cover of this Prospectus Supplement. Our business, financial condition, results of operations and prospects may have changed since that date.

                            ------------------------

                                  RISK FACTORS


     Your investment in the Notes will include certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the Notes is suitable for you. Notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of the Notes.


STRUCTURE RISKS

General


     If you invest in Notes indexed to one or more interest rate, currency or other index or formula, there will be significant risks not associated with a conventional fixed rate or floating rate debt security. Such risks include fluctuation of interest rates, exchange rates, indices or formulas and the possibility that you will receive a lower (or no) amount of principal, premium or interest and at different times than you expected. We have no control over a number of matters, including economic, financial and political events, that are important in determining the existence, magnitude and longevity of such risks and their results. In addition, if an index or formula used to determine any amounts payable in respect of the Notes contains a multiplier or leverage factor, the effect of any change in such index or formula will be magnified. In recent years, the values of certain indices and formulas have been volatile, and volatility in those and other indices and formulas may be expected in the future. However, past experience is not necessarily indicative of what may occur in the future.

Redemption

     If the Notes are redeemable at our option or are otherwise subject to mandatory redemption, we may (in the case of optional redemption) or must (in the case of mandatory redemption) choose to redeem the Notes at times when prevailing interest rates may be relatively low. Accordingly, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

Uncertain Trading Markets

     We cannot assure you that a trading market for the Notes will ever develop or be maintained. Many factors independent of our creditworthiness affect the trading market and the value of the Notes. These factors include:

     - the complexity and volatility of any index or formula applicable to the Notes,

     - the method of calculating the principal, premium and interest in respect of the Notes,

     - the time remaining to the maturity of the Notes,

     - the outstanding amount of the Notes,

     - the redemption features of the Notes,

     - the amount of other debt securities linked to any index or formula applicable to the Notes, and

     - the level, direction and volatility of market interest rates generally.

In addition, certain of the Notes have a more limited trading market and experience more price volatility because they were designed for specific investment objectives or strategies. There may be a limited number of buyers when you decide to sell such Notes. This may affect the price you receive for such Notes or your ability to sell such Notes at all. You should not purchase any of the Notes unless you understand and know you can bear these investment risks.

EXCHANGE RATES AND EXCHANGE CONTROLS

     If you invest in Notes that are denominated or payable in a currency other than U.S. dollars ("Foreign Currency Notes"), there will be significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars, including the possibility of material changes in the exchange rate between U.S. dollars and your payment currency and the imposition or modification of exchange controls by the applicable governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. Moreover, if payments on Foreign Currency Notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, the exchange rates between certain currencies have been highly volatile, and volatility between such currencies or with other currencies may be expected in the future. Fluctuations between currencies in the past are not necessarily indicative, however, of fluctuations that may occur in the future. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of Foreign Currency Notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or earlier redemption of Foreign Currency Notes and, generally, in the U.S. dollar equivalent market value of Foreign Currency Notes.



     Governmental exchange controls could affect exchange rates and the availability of your payment currency on a required payment date. Even if there are no exchange controls, it is possible that your payment currency will not be available on a required payment date for circumstances beyond our control. In such cases, we will be allowed to satisfy our obligations on Foreign Currency Notes in U.S. dollars.


CREDIT RATINGS

     The credit ratings on the Notes may not reflect the potential impact of all risks related to structure and other factors on the value of the Notes. In addition, real or anticipated changes in our credit ratings will generally affect the market value of the Notes.

                              DESCRIPTION OF NOTES

     We will issue the Notes as a series of Debt Securities under an Indenture, dated as of December 1, 1998, (the "Indenture"), between us and The First National Bank of Chicago, as trustee (the "Trustee"). The Indenture is subject to, and governed by, the Trust Indenture Act of 1939, as amended. The following summary of certain provisions of the Notes and the Indenture is subject to the actual provisions of the Notes and the Indenture. Capitalized terms used but not defined herein shall have the meanings given to them in the accompanying Prospectus, the Notes or the Indenture, as the case may be. The term "Debt Securities," as used in this Prospectus Supplement, refers to all debt securities, including the Notes, issued and issuable from time to time under the Indenture. The following description of Notes will apply to each Note offered under this Prospectus Supplement unless otherwise specified in the applicable Pricing Supplement. For additional terms of the Notes, see "Description of Debt Securities" in the accompanying Prospectus.

GENERAL

     All Debt Securities, including the Notes, issued and to be issued under the Indenture will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Indenture does not limit the aggregate initial offering price of Debt Securities that may be issued under the Indenture and Debt Securities may be issued under the Indenture from time to time in one or more series up to the aggregate initial offering price from time to time authorized for each series. We may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the $250,000,000 aggregate initial offering price of Notes offered under this Prospectus Supplement.

     The Notes are currently limited to $250,000,000 in aggregate initial offering price, or its equivalent in one or more foreign currencies. Each Note will mature on a day (the "Stated Maturity Date") nine months or more from its date of issue, as specified in the applicable Pricing Supplement, unless the principal thereof (or any installment of principal) becomes due and payable prior to the Stated Maturity Date, whether by the declaration of acceleration of maturity, notice of redemption at our option, notice of the Holder's option to elect repayment or otherwise (the Stated Maturity Date or such prior date, as the case may be, is referred to in this Prospectus Supplement as the "Maturity Date" with respect to the principal of such Note repayable on such date). Except as otherwise specified in the applicable Pricing Supplement, interest-bearing Notes will, as specified in the applicable Pricing Supplement, either be Fixed Rate Notes or Floating Rate Notes. We may also issue Discount Notes, Indexed Notes and Amortizing Notes (as such terms are defined in this Prospectus Supplement).

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect of the Notes will be made in, United States dollars. The Notes also may be denominated in, and payments of principal, premium, if any, and/or interest, if any, may be made in, one or more foreign currencies. See "Special Provisions Relating to Foreign Currency
Notes -- Payment of Principal, Premium, if any, and Interest, if any." The currency in which a particular Note is denominated (or (i) if such currency (other than Euro) is no longer legal tender for the payment of public and private debts in the relevant country, such other currency which is then legal tender in such country for the payment of such debts or (ii) if such currency is Euro, such other currency which is then legal tender in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union) is referred to in this Prospectus Supplement as the "Specified Currency" with respect to such Note. References in this Prospectus Supplement to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

     Unless otherwise specified in the applicable Pricing Supplement, purchasers are required to pay for the Notes in the applicable Specified Currency. At the present time, there are limited facilities in the United States for the conversion of United States dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-United States dollar checking or savings account facilities in the United States. The Agent from or through which a Foreign Currency Note is purchased may be prepared to arrange for the conversion of United States dollars into the Specified Currency in order to enable the purchaser to pay for such Foreign Currency Note, provided that a request is made to such Agent on or prior to the fifth Business Day (as defined in this Prospectus Supplement) preceding the date of delivery of such Foreign Currency Note, or by such other day as determined by such Agent. Each Agent will make such conversion on such terms and subject to such conditions, limitations and charges as such Agent may from time to time establish in accordance with its regular foreign exchange practices. The purchaser of each such Foreign Currency Note will bear all costs of exchange. See "Special Provisions Relating to Foreign Currency Notes."

     Interest rates offered by us with respect to the Notes may differ depending upon, among other factors, the aggregate principal amount of Notes purchased in any single transaction. We may also offer Notes with different variable terms other than interest rates concurrently to different investors. Interest rates or formulas and other terms of Notes are subject to change by us from time to time, but no such change will affect any Note previously issued or as to which an offer to purchase has been accepted by us.

     Each Note will be issued as a fully registered book-entry note (a "Book-Entry Note") represented by one or more fully registered global securities ("Global Securities") or as a fully registered certificated note (a "Certificated Note"). The minimum denominations of each Note other than a Foreign Currency Note will be $1,000 and integral multiples thereof, unless otherwise specified in the applicable Pricing Supplement. The applicable Pricing Supplement will specify the minimum denominations of each Foreign Currency Note.

     We will make payments of principal of, and premium, if any, and interest, if any, on, Book-Entry Notes through the Trustee to the Depositary. See "Book-Entry Notes." In the case of Certificated Notes, we will make payment of principal and premium, if any, due on the Maturity Date in immediately available funds upon presentation and surrender of any such Note (and, in the case of any repayment on an optional Repayment Date, upon submission of a duly completed election form in accordance with the provisions described below) at the office or agency we maintain for such purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at 153 West 51st Street, Suite 4015, New York, New York 10019. Payment of interest, if any, due on the Maturity Date of a Certificated Note will be made to the person to whom payment of the principal of such Note and premium, if any, on such Note shall be made. Payment of interest, if any, due on a Certificated Note on any Interest Payment Date (as defined in this Prospectus Supplement) other than the Maturity Date will be made by check mailed to the address of the Holder entitled to such payment as such address shall appear in our Security Register. Notwithstanding the foregoing, a Holder of $10,000,000 (or, if the Specified Currency is other than United States dollars, the equivalent in such Specified Currency) or more in aggregate principal amount of Certificated Notes will be entitled to receive interest payments, if any, on any Interest Payment Date other than the Maturity Date by wire transfer of immediately available funds if the Trustee receives appropriate wire transfer instructions in writing not less than 15 days prior to such Interest Payment Date. Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder. For special payment terms applicable to Foreign Currency Notes, see "Special Provisions Relating to Foreign Currency Notes -- Payment of Principal, Premium, if any, and Interest, if any."

     As used in this Prospectus Supplement, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to Foreign Currency Notes, such day is also not a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined in this Prospectus Supplement) of the country issuing the Specified Currency (or, if the Specified Currency is Euro, such day is also a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis (as defined in this Prospectus Supplement), such day is also a London Business Day.

     "London Business Day" means a day on which commercial banks are open for business (including dealings in the Designated LIBOR Currency (as defined in this Prospectus Supplement)) in London.

     "Principal Financial Center" means (i) the capital city of the country issuing the Specified Currency or (ii) the capital city of the country to which the Designated LIBOR Currency relates, as applicable, except, in the case of (i) or (ii) above, that with respect to United States dollars, Australian dollars, Canadian dollars, Deutsche marks, Dutch guilders, Portuguese escudos, South African rand and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney and (solely in the case of the Specified Currency) Melbourne, Toronto, Frankfurt, Amsterdam, London (solely in the case of the Designated LIBOR Currency), Johannesburg and Zurich, respectively.

     Book-Entry Notes may be transferred or exchanged only through the Depositary. See "-- Book-Entry Notes." Registration of transfer or exchange of Certificated Notes will be made at the office or agency maintained by us for such purpose in the Borough of Manhattan, The City of New York, currently the office of the Trustee located at 153 West 51st Street, Suite 4015, New York, New York 10019. No service charge will be made by us or the Trustee for any such registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with such transfer or exchange (other than exchanges pursuant to the Indenture not involving any transfer).

     The defeasance and covenant defeasance provisions contained in the Indenture shall apply to the Notes unless otherwise specified in the applicable Pricing Supplement.

REDEMPTION AT OUR OPTION

     Unless otherwise specified in the applicable Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at our option prior to the Stated Maturity Date only if an Initial Redemption Date is specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to redemption at our option on any date on and after the applicable Initial Redemption Date in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in such Pricing Supplement (provided that any remaining principal amount of the Notes shall be at least $1,000 or such other minimum authorized denomination applicable thereto), at the applicable Redemption Price (as defined in this Prospectus

Supplement), together with unpaid interest accrued thereon to the date of redemption, on written notice given to the Holders of the Notes not more than 60 nor less than 30 calendar days prior to the date of redemption and in accordance with the provisions of the Indenture. "Redemption Price", with respect to a Note, means an amount equal to the Initial Redemption Percentage specified in the applicable Pricing Supplement (as adjusted by the Annual Redemption Percentage Reduction, if applicable) multiplied by the unpaid principal amount to be redeemed. The Initial Redemption Percentage, if any, applicable to a Note shall decline at each anniversary of the Initial Redemption Date by an amount equal to the applicable Annual Redemption Percentage Reduction, if any, until the Redemption Price is equal to 100% of the unpaid principal amount to be redeemed. For a discussion of the redemption of Discount Notes, see "-- Discount Notes."

REPAYMENT AT THE OPTION OF THE HOLDER

     The Notes will be repayable by us at the option of the Holders of the Notes prior to the Stated Maturity Date only if one or more optional Repayment Dates are specified in the applicable Pricing Supplement. If so specified, the Notes will be subject to repayment at the option of the Holders of the Notes on any optional Repayment Date in whole or from time to time in part in increments of $1,000 or any other integral multiple of an authorized denomination specified in the applicable Pricing Supplement (provided that any remaining principal amount of the Notes shall be at least $1,000 or such other minimum authorized denomination applicable thereto), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued on such Notes to the date of repayment. For any Note to be repaid, the Trustee must receive such Note, together with the form thereon entitled "Option to Elect Repayment" duly completed, at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently the office of the Trustee located at 153 West 51st Street, Suite 4015, New York, New York 10019, not more than 60 nor less than 30 calendar days prior to the date of repayment. Exercise of such repayment option by the Holder will be irrevocable. For a discussion of the repayment of Discount Notes, see "-- Discount Notes."

     Only the Depositary may exercise the repayment option in respect of Global Securities representing Book-Entry Notes. Accordingly, Beneficial Owners (as defined in this Prospectus Supplement) of Global Securities that desire to have all or any portion of the Book-Entry Notes represented by such Global Securities repaid must instruct the Participant (as defined in this Prospectus Supplement) through which they own their interest to direct the Depositary to exercise the repayment option on their behalf by delivering the related Global Security and duly completed election form to the Trustee as described above. In order to ensure that such Global Security and election form are received by the Trustee on a particular day, the applicable Beneficial Owner must so instruct the Participant through which it owns its interest before such Participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, Beneficial Owners should consult the Participant through which they own their interest for the respective deadline for such Participant. All instructions given to Participants from Beneficial Owners of Global Securities relating to the option to elect repayment shall be irrevocable. In addition, at the time such instructions are given, each Beneficial Owner shall cause the Participant through which it owns its interest to transfer such Beneficial Owner's interest in the Global Security or Securities representing the related Book-Entry Notes, on the Depositary's records, to the Trustee. See "-- Book-Entry Notes."

     If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules promulgated thereunder, and any other applicable securities laws or regulations in connection with any such repayment.

     We may at any time purchase Notes at any price or prices in the open market or otherwise. We may, at our discretion, hold, resell or surrender to the Trustee for cancellation any Notes we purchase.

INTEREST

General

     Unless otherwise specified in the applicable Pricing Supplement, each interest-bearing Note will bear interest from its date of issue at the rate per annum, in the case of a Fixed Rate Note, or pursuant to the interest rate formula, in the case of a Floating Rate Note, in each case as specified in the applicable Pricing Supplement, until the principal thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest payments in respect of Fixed Rate Notes and Floating Rate Notes will be made in an amount equal to the interest accrued from and including the immediately preceding Interest Payment Date in respect of which interest has been paid or duly made available for payment (or from and including the date of issue, if no interest has been paid or duly made available for payment) to but excluding the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an "Interest Period").

     Interest on Fixed Rate Notes and Floating Rate Notes will be payable in arrears on each Interest Payment Date and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, the first payment of interest on any such Note originally issued between a Record Date (as hereinafter defined) and the related Interest Payment Date will be made on the Interest Payment Date immediately following the next succeeding Record Date to the Holder on such next succeeding Record Date. Unless otherwise specified in the applicable Pricing Supplement, a "Record Date" shall be the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Interest Payment Date.

Fixed Rate Notes

     Interest on Fixed Rate Notes will be payable on June 1 and December 1 of each year or on such other date(s) specified in the applicable Pricing Supplement (each, an "Interest Payment Date" with respect to Fixed Rate Notes) and on the Maturity Date. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year of twelve 30-day months.

     If any Interest Payment Date or the Maturity Date of a Fixed Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

Floating Rate Notes

     Interest on Floating Rate Notes will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may, as described below, include:

     - the CD Rate;

     - the CMT Rate;

     - the Commercial Paper Rate;

     - the Eleventh District Cost of Funds Rate;

     - the Federal Funds Rate;

     - LIBOR;

     - the Prime Rate;

     - the Treasury Rate; or

     - such other Interest Rate Basis or interest rate formula as may be specified in the applicable Pricing Supplement.

     The applicable Pricing Supplement will specify certain terms with respect to which each Floating Rate Note is being delivered, including: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if applicable, Fixed Interest Rate, if applicable, Interest Rate Basis or Bases, Initial Interest Rate, if any, Initial Interest Reset Date, Interest Reset Dates, Interest Payment Dates, Index Maturity, Maximum Interest Rate and/or Minimum Interest Rate, if any, and Spread and/or Spread Multiplier, if any, as such terms are defined below. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Designated LIBOR Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

     The interest rate borne by Floating Rate Notes will be determined as follows:

     - Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," or as having an Addendum attached or having "Other/ Additional Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

     - If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases
       (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the Initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (y) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate and (z) the interest rate in effect (the "Fixed Interest Rate") for the period commencing on the date specified for such Floating Rate/Fixed Rate Note in the applicable Pricing Supplement (the "Fixed Rate Commencement Date") to the Maturity Date shall be the interest rate so specified in the applicable Pricing Supplement or, if no such rate is specified, the interest rate in effect for such Floating Rate/Fixed Rate Note on the day immediately preceding the Fixed Rate Commencement Date.

     - If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the Initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the Initial Interest Rate.

     The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Floating Rate Note by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

     Unless otherwise specified in the applicable Pricing Supplement, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Pricing Supplement, the interest rate in effect on each day shall be:

     - if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined in this Prospectus Supplement) immediately preceding such Interest Reset Date; or

     - if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date.

     The applicable Pricing Supplement will specify whether the rate of interest on the related Floating Rate Note will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Pricing Supplement, the Interest Reset Dates will be, in the case of Floating Rate Notes which reset:

     - daily, each Business Day;

     - weekly, the Wednesday of each week (with the exception of weekly reset Floating Rate Notes as to which the Treasury Rate is an applicable Interest Rate Basis, which will reset the Tuesday of each week, except as described below);

     - monthly, the third Wednesday of each month (with the exception of monthly reset Floating Rate Notes as to which the Eleventh District Cost of Funds Rate is an applicable Interest Rate Basis, which will reset on the first calendar day of the month); quarterly, the third Wednesday of March, June, September and December of each year;

     - semiannually, the third Wednesday of the two months specified in the applicable Pricing Supplement; and

     - annually, the third Wednesday of the month specified in the applicable Pricing Supplement;

provided, however, that, with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If any Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset

Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Reset Date will be the immediately preceding Business Day.

     The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined by the Calculation Agent (as defined in this Prospectus Supplement) as of the applicable Interest Determination Date and calculated on or prior to the Calculation Date (as defined in this Prospectus Supplement), except with respect to LIBOR and the Eleventh District Cost of Funds Rate, which will be calculated on such Interest Determination Date.

     - The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Commercial Paper Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date.

     - The "Interest Determination Date" with respect to the Eleventh District Cost of Funds Rate will be the last working day of the month immediately preceding the applicable Interest Reset Date on which the Federal Home Loan Bank of San Francisco (the "FHLB of San Francisco") publishes the Index (as defined in this Prospectus Supplement).

     - The "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Designated LIBOR Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date.

     - The "Interest Determination Date" with respect to the Treasury Rate will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined in this Prospectus Supplement) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless such Monday is a legal holiday, in which case the auction is normally held on the immediately succeeding Tuesday although such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday; provided, further, that if the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

     - The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Interest Rate Bases will be the most recent Business Day which is at least two Business Days prior to the applicable Interest Reset Date for such Floating Rate Note on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date.

     Notwithstanding the foregoing, a Floating Rate Note may also have either or both of the following: (i) a Maximum Interest Rate, or ceiling, that may accrue during any Interest Period and (ii) a Minimum Interest Rate, or floor, that may accrue during any Interest Period. In addition to any Maximum Interest Rate that may apply to any Floating Rate Note, the interest rate on Floating Rate Notes will in no event be higher than the maximum rate permitted by Illinois law, as the same may be modified by United States law of general application.

     Except as provided below or in the applicable Pricing Supplement, interest will be payable, in the case of Floating Rate Notes which reset:

     - daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Pricing Supplement;

     - quarterly, on the third Wednesday of March, June, September and December of each year;

     - semiannually, on the third Wednesday of the two months of each year specified in the applicable Pricing Supplement; and

     - annually, on the third Wednesday of the month of each year specified in the applicable Pricing Supplement

(each, an "Interest Payment Date" with respect to Floating Rate Notes) and, in each case, on the Maturity Date. If any Interest Payment Date other than the Maturity Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that in the case of a Floating Rate Note as to which LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day. If the Maturity Date of a Floating Rate Note falls on a day that is not a Business Day, the required payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after the Maturity Date to the date of such payment on the next succeeding Business Day.

     All percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one-hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or
 .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation on Floating Rate Notes will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upwards).

     With respect to each Floating Rate Note, accrued interest is calculated by multiplying its principal amount by an accrued interest factor. Such accrued interest factor is computed by adding the interest factor calculated for each day in the applicable Interest Period. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year in the case of Floating Rate Notes for which an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Pricing Supplement, the interest factor for Floating Rate Notes for which the interest rate is calculated with reference to two or more Interest Rate Bases will be calculated in each period in the same manner as if only the applicable Interest Rate Basis specified in the applicable Pricing Supplement applied.

     Unless otherwise specified in the applicable Pricing Supplement, The First National Bank of Chicago will be the "Calculation Agent." Upon request of the Holder of any Floating Rate Note, the Calculation Agent will disclose the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Floating Rate Note. Unless otherwise specified in the applicable

Pricing Supplement, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or the Maturity Date, as the case may be.

     Unless otherwise specified in the applicable Pricing Supplement, the Calculation Agent shall determine each Interest Rate Basis in accordance with the following provisions.

     CD RATE. Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) (as defined in this Prospectus Supplement) under the heading "CDs (secondary market)" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement as published in H.15 Daily Update (as defined in this Prospectus Supplement), or such other recognized electronic source used for the purpose of displaying such rate, under the caption "CDs (secondary market)." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 A.M., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for negotiable United States dollar certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

     "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/ releases/h15/update, or any successor site or publication.

     CMT RATE. Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the Designated CMT Telerate Page under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the applicable Pricing Supplement, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest

Determination Date falls. If such rate is no longer displayed on the relevant page or is not so displayed by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not so provided by 3:00 P.M., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers in The City of New York (which may include the Agents or their affiliates) (each, a "Reference Dealer") selected by the Calculation Agent (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offered rates as of approximately 3:30 P.M., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offered rates obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent will obtain quotations for the Treasury Note with the shorter remaining term to maturity.

     "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519) or, if no such page is specified in the applicable Pricing Supplement, page 7052.

     "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated or, if no such maturity is specified in the applicable Pricing Supplement, 2 years.

     COMMERCIAL PAPER RATE. Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Commercial Paper Rate (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as defined in this Prospectus Supplement) on such date of the rate for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "Commercial Paper-Nonfinancial" or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Commercial Paper-Nonfinancial." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Commercial Paper Rate on such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates at approximately 11:00 A.M., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of United States dollar commercial paper in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent for commercial paper having the Index Maturity specified in the applicable Pricing Supplement placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Commercial Paper Rate determined as of such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate in effect on such Commercial Paper Rate Interest Determination Date.

     "Money Market Yield" means a yield (expressed as a percentage) calculated in accordance with the following formula:

                                           D X 360
                Money Market Yield =  -----------------    X 100

                                        360 - (D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the applicable Interest Reset Period.

     ELEVENTH DISTRICT COST OF FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month immediately preceding the month in which such Eleventh District Cost of Funds Rate Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. (or any successor service) on page 7058 (or any other page as may replace such page on such service) ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate Page 7058 on such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate on such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date. If the FHLB of San Francisco fails to announce the Index on or prior to such Eleventh District Cost of Funds Rate Interest Determination Date for the calendar month immediately preceding such Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate determined as of such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate in effect on such Eleventh District Cost of Funds Rate Interest Determination Date.


     FEDERAL FUNDS RATE. Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)", as such rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 120 (or any other page that may replace such page on such service) ("Telerate Page 120"), or, if such rate does not appear on Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Federal Funds Rate Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Federal Funds (Effective)." If such rate does not appear on Telerate Page 120 or is not yet published in H.15(519),
H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include the Agents or their affiliates) selected by the Calculation Agent prior to 9:00 A.M., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.


     LIBOR. Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined in accordance with the following provisions:

     - With respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to LIBOR (a "LIBOR Interest Determination Date"), LIBOR will be either: (a) if "LIBOR Telerate" is specified in the applicable Pricing Supplement or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the rate for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date; or
       (b) if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the arithmetic mean of the offered rates (unless the Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the Designated LIBOR Currency having the Index Maturity specified in such Pricing Supplement, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page as of 11:00 A.M., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates so appear, or if no such rate so appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in the following bullet point paragraph.

     - With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in preceding bullet point paragraph, the Calculation Agent will request the principal London offices of each of four major reference banks (which may include affiliates of the Agents) in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the Designated LIBOR Currency for the period of the Index Maturity specified in the applicable Pricing Supplement, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks (which may include affiliates of the Agents) in such Principal Financial Center selected by the Calculation Agent for loans in the Designated LIBOR Currency to leading European banks, having the Index Maturity specified in the applicable Pricing Supplement and in a principal amount that is representative for a single transaction in the Designated LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

     "Designated LIBOR Currency" means the currency specified in the applicable Pricing Supplement as to which LIBOR shall be calculated or, if no such currency is specified in the applicable Pricing Supplement, United States dollars.

     "Designated LIBOR Page" means:

     - if "LIBOR Reuters" is specified in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency; or

     - if "LIBOR Telerate" is specified in the applicable Pricing Supplement or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Pricing Supplement as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in such Pricing Supplement (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Designated LIBOR Currency.

     PRIME RATE. Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the caption "Bank Prime Loan" or, if not published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Prime Rate Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate shall be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 Page (as defined in this Prospectus Supplement) as such bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on such Prime Rate Interest Determination Date. If fewer than four such rates so appear on the Reuters Screen US PRIME 1 Page for such Prime Rate Interest Determination Date, then the Prime Rate shall be the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by three major banks (which may include affiliates of the Agents) in The City of New York selected by the Calculation Agent; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

     "Reuters Screen US PRIME 1 Page" means the display on the Reuters Monitor Money Rates Service (or any successor service) on the "US PRIME 1" page (or such other page as may replace the US PRIME 1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

     TREASURY RATE. Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to any Interest Determination Date relating to a Floating Rate Note for which the interest rate is determined by reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Pricing Supplement under the caption "AVGE INVEST YIELD" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 (or any other page as may replace such page on such service) ("Telerate Page 56") or page 57 (or any other page as may replace such page on such service) ("Telerate Page 57") or, if not so published by 3:00 P.M., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement are not so published by 3:00 P.M., New York City time, on the related Calculation Date, or if no such Auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 P.M., New York City time, on such Treasury Rate Interest Determination Date, of three primary United States government securities dealers (which may include the Agents or their affiliates) selected by the Calculation Agent, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

OTHER/ADDITIONAL PROVISIONS; ADDENDUM

     Any provisions with respect to the Notes, including the specification and determination of one or more Interest Rate Bases, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates, the Stated Maturity Date, any redemption or repayment provisions or any other term relating to the Notes, may be modified and/or supplemented as specified under "Other/Additional Provisions" on the face of such Notes or in an Addendum relating thereto, if so specified on the face of such Notes and described in the applicable Pricing Supplement.

DISCOUNT NOTES


     We may offer Notes ("Discount Notes") that have an Issue Price (as specified in the applicable Pricing Supplement) that is less than 100% of the Notes (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years to the Stated Maturity Date. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the Issue Price of a Discount Note and par is referred to herein as the "Discount." In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the Holder of such Discount Note will be equal to the sum of (i) the Issue Price (increased by any accruals of Discount) and, in the event of any redemption of such Discount Note (if applicable), multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (ii) any unpaid interest accrued thereon to the date of such redemption, repayment or acceleration of maturity, as the case may be.


     Unless otherwise specified in the applicable Pricing Supplement, for purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, such Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined in this Prospectus Supplement), corresponds to the shortest period between Interest Payment Dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to such Discount Note and an assumption that the maturity of such Discount Note will not be accelerated. If the period from the date of issue to the initial Interest Payment Date for a Discount Note (the "Initial Period") is shorter than the compounding period for such Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of the applicable Discount may differ from the accrual of original issue discount for purposes of the Code (as defined in this Prospectus Supplement), certain Discount Notes may not be treated as having original issue discount within the meaning of the Code and Notes other than Discount Notes may be treated as issued with original issue discount for federal income tax purposes. See "United States Federal Income Tax Considerations."

INDEXED NOTES

     We may offer Notes ("Indexed Notes") with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices of specified commodities or stocks, to the exchange rate of one or more designated currencies relative to an indexed currency or to other items, in each case as specified in the applicable Pricing Supplement. In certain cases, Holders of Indexed Notes may receive a principal payment on the Maturity Date that is greater than or less than the principal amount of such Indexed Notes depending upon the relative value on the Maturity Date of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable Pricing Supplement. See also "Risk Factors."

AMORTIZING NOTES

     We may offer Notes ("Amortizing Notes") with the amount of principal thereof and interest thereon payable in installments over the term of such Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on such Amortizing Notes and then to the reduction of the unpaid principal amount of such Amortizing Notes. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

BOOK-ENTRY NOTES

     We have established a depositary arrangement with The Depository Trust Company (the "Depositary") with respect to the Book-Entry Notes, the terms of which are summarized below. If there are any additional or differing terms of the depositary arrangement with respect to the Book-Entry Notes, we will describe them in the applicable Pricing Supplement.

     Upon issuance, all Book-Entry Notes of like tenor and terms up to $200,000,000 aggregate principal amount will be represented by a single Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary and will be registered in the name of the Depositary or a nominee of the Depositary. No Global Security may be transferred except as a whole by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or such nominee to a successor of the Depositary or a nominee of such successor.

     So long as the Depositary or its nominee is the registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be the sole Holder of the Book-Entry Notes represented by such Global Security for all purposes under the Indenture. Except as otherwise provided below, the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes will not be entitled to receive physical delivery of Certificated Notes and will not be considered the Holders of the Book-Entry Notes for any purpose under the Indenture, and no

Global Security representing Book-Entry Notes shall be exchangeable or transferable. Accordingly, each Beneficial Owner must rely on the procedures of the Depositary and, if such Beneficial Owner is not a Participant, on the procedures of the Participant through which such Beneficial Owner owns its interest in order to exercise any rights of a Holder under such Global Security or the Indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and laws may impair the ability to transfer beneficial interests in a Global Security representing Book-Entry Notes.

     Unless otherwise specified in the applicable Pricing Supplement, each Global Security representing Book-Entry Notes will be exchangeable for Certificated Notes of like tenor and terms and of differing authorized denominations in a like aggregate principal amount, only if:

     - the Depositary notifies us that it is unwilling or unable to continue as Depositary for the Global Securities or we become aware that the Depositary has ceased to be a clearing agency registered under the Exchange Act and, in any such case, we shall not have appointed a successor to the Depositary within 60 calendar days thereafter;

     - we, in our sole discretion, determine that the Global Securities shall be exchangeable for Certificated Notes; or

     - an Event of Default shall have occurred and be continuing with respect to the Notes under the Indenture.

Upon any such exchange, the Certificated Notes shall be registered in the names of the Beneficial Owners of the Global Security or Securities representing Book-Entry Notes, which names shall be provided by the Depositary's relevant Participants (as identified by the Depositary) to the Trustee.

     The following is based on information furnished by the Depositary:

          The Depositary will act as securities depository for the Book-Entry Notes. The Book-Entry Notes will be issued as fully registered securities registered in the name of Cede & Co. (the Depositary's partnership nominee). One fully registered Global Security will be issued for each issue of Book-Entry Notes, each in the aggregate principal amount of such issue, and will be deposited with the Depositary. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one Global Security will be issued with respect to each $200,000,000 of principal amount and an additional Global Security will be issued with respect to any remaining principal amount of such issue.

          The Depositary is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized Book-Entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of the Depositary ("Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Securities and Exchange Commission.

          Purchases of Book-Entry Notes under the Depositary's system must be made by or through Direct Participants, which will receive a credit for such Book-Entry Notes on the Depositary's records. The ownership interest of each actual purchaser of each Book-Entry Note represented by a Global Security ("Beneficial Owner") is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Security representing Book-Entry Notes are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners of a Global Security representing Book-Entry Notes will not receive Certificated Notes representing their ownership interests therein, except in the event that use of the book-entry system for such Book-Entry Notes is discontinued.

          To facilitate subsequent transfers, all Global Securities representing Book-Entry Notes which are deposited with, or on behalf of, the Depositary are registered in the name of the Depositary's nominee, Cede & Co. The deposit of Global Securities with, or on behalf of, the Depositary and their registration in the name of Cede & Co. effect no change in beneficial ownership. The Depositary has no knowledge of the actual Beneficial Owners of the Global Securities representing the Book-Entry Notes; the Depositary's records reflect only the identity of the Direct Participants to whose accounts such Book-Entry Notes are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

          Conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither the Depositary nor Cede & Co. will consent or vote with respect to the Global Securities representing the Book-Entry Notes. Under its usual procedures, the Depositary mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Book-Entry Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).


          Principal, premium, if any, and/or interest, if any, payments on the Global Securities representing the Book-Entry Notes will be made in immediately available funds to the Depositary. The Depositary's practice is to credit Direct Participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless the Depositary has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depositary, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the Depositary is the responsibility of us and the Trustee, disbursement of such payments to Direct Participants shall be the responsibility of the Depositary, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

          If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Book-Entry Notes of like tenor and terms are being redeemed, the Depositary's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

          A Beneficial Owner shall give notice of any option to elect to have its Book-Entry Notes repaid by us, through its Participant, to the Trustee, and shall effect delivery of such Book-Entry Notes by causing the Direct Participant to transfer the Participant's interest in the Global Security or Securities representing such Book-Entry Notes, on the Depositary's records, to the Trustee. The requirement for physical delivery of Book-Entry Notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Security or Securities representing such Book-Entry Notes are transferred by Direct Participants on the Depositary's records.

          The Depositary may discontinue providing its services as securities depository with respect to the Book-Entry Notes at any time by giving reasonable notice to us or to the Trustee. Under such circumstances, in the event that a successor securities depository is not obtained, Certificated Notes are required to be printed and delivered.

          We may decide to discontinue use of the system of book-entry transfers through the Depositary (or a successor securities depository). In that event, Certificated Notes will be printed and delivered.


     The information in this section concerning the Depositary and the Depositary's system has been obtained from the Depositary, which we believe to be reliable, but neither we nor any Agent takes any responsibility for its accuracy.


             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in the applicable Pricing Supplement, Foreign Currency Notes will not be sold in, or to residents of, the country issuing the Specified Currency. The information set forth in this Prospectus Supplement is directed to prospective purchasers who are United States residents and, with respect to Foreign Currency Notes, is by necessity incomplete. We and the Agents disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, Foreign Currency Notes. Such persons should consult their own financial and legal advisors with regard to such matters. See "Risk Factors -- Exchange Rates and Exchange Controls."

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

     Unless otherwise specified in the applicable Pricing Supplement, we are obligated to make payments of principal of, and premium, if any, and interest, if any, on, a Foreign Currency Note in the Specified Currency. Any such amounts payable by us in the Specified Currency will be converted by the exchange rate agent named in the applicable Pricing Supplement (the "Exchange Rate Agent") into United States dollars for payment to Holders unless otherwise specified in the applicable Pricing Supplement or the Holder of such Foreign Currency Note elects, in the manner described in this Prospectus Supplement, to receive such amounts in the Specified Currency.

     Any United States dollar amount to be received by a Holder of a Foreign Currency Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by us for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of such Specified Currency payable to all Holders of Foreign Currency Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract. All currency exchange costs will be borne by the Holders of such Foreign Currency Notes by deductions from such payments. If three such bid quotations are not available, payments will be made in the Specified Currency.

     Holders of Foreign Currency Notes may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the Specified Currency by submitting a written request for such payment to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission. Holders of Foreign Currency Notes may elect to receive all or a specified portion of all future payments in the Specified Currency and need not file a separate election for each payment. Such election will remain in effect until revoked by written notice to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be. Holders of Foreign Currency Notes to be held in the name of a broker or nominee should contact such broker or nominee to determine whether and how an election to receive payments in the Specified Currency may be made.

     Unless otherwise specified in the applicable Pricing Supplement, if the Specified Currency is other than United States dollars, a Beneficial Owner of the related Global Security or Securities which elects to receive payments of principal, premium, if any, and/or interest, if any, in the Specified Currency must notify the Participant through which it owns its interest on or prior to the applicable Record Date or at least fifteen calendar days prior to the Maturity Date, as the case may be, of such Beneficial Owner's election. Such Participant must notify the Depositary of such election on or prior to the third Business Day after such Record Date or at least twelve calendar days prior to the Maturity Date, as the case may be, and the Depositary will notify the Trustee of such election on or prior to the fifth Business Day after such Record Date or at least ten calendar days prior to the Maturity Date, as the case may be. If complete instructions are received by the Participant from the Beneficial Owner and forwarded by the Participant to the Depositary, and by the Depositary to the Trustee, on or prior to such dates, then such Beneficial Owner will receive payments in the Specified Currency.

     Payments of the principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in United States dollars will be made in the manner specified in this Prospectus Supplement with respect to Notes denominated in United States dollars. See "Description of Notes -- General." Payments of interest, if any, on Foreign Currency Notes which are to be made in the Specified Currency on an Interest Payment Date other than the Maturity Date will be made by check mailed to the address of the Holders of such Foreign Currency Notes as they appear in the Security Register, subject to the right to receive such interest payments by wire transfer of immediately available funds under the circumstances described under "Description of Notes -- General." Payments of principal of, and premium, if any, and/or interest, if any, on, Foreign Currency Notes which are to be made in the Specified Currency on the Maturity Date will be made by wire transfer of immediately available funds to an account with a bank designated at least fifteen calendar days prior to the Maturity Date by each Holder, provided that such bank has appropriate facilities and that the applicable Foreign Currency
Note is presented and surrendered at the office or agency maintained by the Company for such purpose in the Borough of Manhattan, The City of New York (currently the office of the Trustee located at 153 West 51st Street, Suite 4015, New York, New York 10019) in time for the Trustee to make such payments in such funds in accordance with its normal procedures.

AVAILABILITY OF SPECIFIED CURRENCY

     If the Specified Currency for a Foreign Currency Note is not available for the required payment of principal, premium, if any, and/or interest, if any, in respect of such Foreign Currency Note due to the imposition of exchange controls or other circumstances beyond our control, we will be entitled to satisfy our obligations to the Holder of such Foreign Currency Note by making such payment in United States dollars on the basis of the Market Exchange Rate (as defined in this Prospectus Supplement), computed by the Exchange Rate Agent, on the second Business Day prior to such payment or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate, or as otherwise specified in the applicable Pricing Supplement.

     The "Market Exchange Rate" for a Specified Currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for such Specified Currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment made in United States dollars under such circumstances where the required payment is in a Specified Currency other than United States dollars will not constitute an Event of Default under the Indenture with respect to the Notes.

     All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holders of the Foreign Currency Notes.

JUDGMENTS

     If an action based on Foreign Currency Notes were commenced in a federal court of the United States, it is not clear whether such court would grant judgment relating to such Notes in United States dollars or in the Specified Currency. Furthermore, if the judgment were rendered in United States dollars, it is not clear whether the rate of conversion into United States dollars would be determined with reference to the date of default, the date judgment is rendered or some other date. Under current Illinois law, a state court in the State of Illinois rendering a judgment on a Foreign Currency Note would, unless otherwise provided in such Foreign Currency Note, require such judgment to be payable in the Specified Currency in which such Foreign Currency Note is denominated or, at our option, in United States dollars based upon the spot rate of exchange on the banking date next preceding the date on which the judgment is satisfied. Holders of Foreign Currency Notes bear the risk of exchange rate fluctuations between the time the amount of the judgment is calculated and the time the paying agent converts the Specified Currency to United States dollars for payment of the judgment. Although the Notes will be governed by and construed in accordance with the laws of the State of Illinois, it is not certain whether the court of any other jurisdiction would determine the judgment currency on the basis of Illinois law.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the principal United States federal income tax considerations relating to the purchase, ownership and disposition of Notes to beneficial owners ("holders") purchasing Notes at their original issuance. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), legislative history, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, changes to any of which subsequent to the date of this Prospectus Supplement may affect the tax consequences described herein. Any such change may apply retroactively.

     This summary discusses only the principal United States federal income tax consequences to those holders holding Notes as capital assets within the meaning of Section 1221 of the Code. It does not address all of the tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules (including pension plans and other tax-exempt investors, banks, thrifts, insurance companies, real estate investment trusts, regulated investment companies, dealers in securities, currencies and persons so treated for federal income tax purposes, persons whose functional currency (as defined in Section 985 of the Code) is other than the United States dollar, and persons who hold Notes as part of a straddle, hedging or conversion transaction). This summary does not discuss the taxation of notes which qualify as "applicable high yield discount obligations" under Section 163(i) of the Code. Holders of such obligations may be subject to special rules which will be set forth in the applicable pricing supplement, if appropriate. This summary also assumes that a taxpayer obtains any necessary consent of the Internal Revenue Service (the "IRS") before changing a method of accounting.

     Persons considering the purchase of Notes should consult their tax advisors with regard to the application of United States federal income tax laws to their particular situations as well as any tax consequences to them arising under the laws of any state, local or foreign taxing jurisdiction. State, local and foreign income tax laws may differ substantially from the corresponding federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or foreign jurisdiction. Therefore, potential investors should consult their own tax advisers with respect to the various state, local and foreign tax consequences of an investment in Notes.

     As used herein, the term "United States Holder" means a holder of a Note who or which is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, or (iii) an estate or trust described in Section 7701(a)(30) of the Code. The term also includes certain holders who are former citizens of the United States whose income and gain from the Notes are subject to United States taxation. The term "non-United States Holder" means a holder that is not a United States Holder.

TAXATION OF INTEREST

     The taxation of interest on a Note depends on whether it constitutes "qualified stated interest" (as defined below). Interest on a Note that constitutes qualified stated interest is includible in a United States Holder's income as ordinary interest income when actually or constructively received (if such holder uses the cash method of accounting for federal income tax purposes) or when accrued (if such holder uses an accrual method of accounting for federal income tax purposes). Interest that is not qualified stated interest is includible in a United States Holder's income under the rules governing "original issue discount," described below, regardless of such holder's method of accounting. Notwithstanding the foregoing, interest that is payable on a Note with a maturity of one year or less from its issue date (a "Short-Term Note") is included in a United States Holder's income under the rules described below under "Short-Term Notes."

Fixed Rate Notes

     Interest on a Fixed Rate Note will constitute "qualified stated interest" if the interest is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than our debt instruments) at least annually at a single fixed rate.

Floating Rate Notes

     Interest on a Floating Rate Note that is unconditionally payable, or will be constructively received under Section 451 of the Code, in cash or in property (other than our debt instruments) at least annually will constitute "qualified stated interest" if the Note is a variable rate debt instrument ("VRDI") under the rules described below and the interest is payable at a single "qualified floating rate" or single "objective rate" (each as defined below). If the Note is a VRDI but the interest is payable other than at a single qualified floating rate or at a single objective rate, special rules apply to determine the portion of such interest that constitutes "qualified stated interest." See "--Taxation of Original Issue Discount -- General Rules for Fixed Rate Notes -- Taxation of OID on Floating Rate Notes and Indexed Notes -- Notes that are VRDIs" below.

     Definition of a Variable Rate Debt Instrument. A Floating Rate Note is a VRDI if all of the four following conditions are met.

     First, the "issue price" (as described below) of the Note must not exceed the total noncontingent principal payments by more than an amount equal to the lesser of (i) .015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date (or, in the case of a Note that provides for payment of any amount other than qualified stated interest before maturity, its weighted average maturity) and (ii) 15% of the total noncontingent principal payments.

     Second, the Note must provide for stated interest (compounded or paid at least annually) at (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate or
(d) a single fixed rate and a single objective rate that is a "qualified inverse floating rate" (as defined below).

     Third, the Note must provide that a qualified floating rate or objective rate in effect at any time during the term of the instrument is set at the current value of that rate. A current value is the value of the rate on any day that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

     Fourth, the Note may not provide for any principal payments that are contingent except as provided in the first requirement set forth above.

     Definition of a Qualified Floating Rate. Subject to certain exceptions, a variable rate of interest on a Note is a "qualified floating rate" if variations in the value of the rate can reasonably be expected to measure contemporaneous fluctuations in the cost of newly borrowed funds in the currency in which the
Note is denominated. A variable rate is considered a qualified floating rate if the variable rate equals (i) the product of an otherwise qualified floating rate and a fixed multiple (i.e., a Spread Multiplier) that is greater than 0.65 but not more than 1.35 or (ii) an otherwise qualified floating rate (or the product described in clause (i)) plus or minus a fixed rate (i.e., a Spread). If the variable rate equals the product of an otherwise qualified floating rate and a single multiplier greater than 1.35 or less than or equal to 0.65, however, such rate generally is an objective rate, described more fully below. A variable rate is not considered a qualified floating rate if the variable rate is subject to a cap, floor, governor (i.e., a restriction on the amount of increase or decrease in the stated interest rate) or similar restriction that is reasonably expected as of the issue date to cause the yield on the Note to be significantly more or less than the expected yield determined without the restriction (other than a cap, floor or governor that is fixed throughout the term of the Note).

     Definition of an Objective Rate. Subject to certain exceptions, an "objective rate" is a rate (other than a qualified floating rate) that is determined using a single fixed formula and that is based on objective financial or economic information that is neither within the control of the issuer (or a related party) nor unique to the circumstances of the issuer (or a related party). For example, an objective rate generally includes a rate that is based on one or more qualified floating rates or on the yield or price of actively traded personal property (within the meaning of Section 1092(d)(1) of the Code). Notwithstanding the first sentence of this paragraph, a rate is not an objective rate if it is reasonably expected that the average value of the rate during the first half of the Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Note's term. The IRS may designate rates other than those specified above that will be treated as objective rates. As of the date of this Prospectus Supplement, no such other rates have been designated. An objective rate is a "qualified inverse floating rate" if (a) the rate is equal to a fixed rate minus a qualified floating rate and (b) the variations in the rate can reasonably be expected to reflect inversely contemporaneous variations in the cost of newly borrowed funds (disregarding any caps, floors, governors or similar restrictions that would not, as described above, cause a rate to fail to be a qualified floating rate).

     If interest on a Note is stated at a fixed rate for an initial period of one year or less, followed by a variable rate that is either a qualified floating rate or an objective rate for a subsequent period, and the value of the variable rate on the issue date is intended to approximate the fixed rate, the fixed rate and the variable rate together constitute a single qualified floating rate or objective rate.

TAXATION OF ORIGINAL ISSUE DISCOUNT -- GENERAL RULES FOR FIXED RATE NOTES

Definition of OID

     OID is the excess of a Note's "stated redemption price at maturity" over its "issue price." A Note's "stated redemption price at maturity" is the sum of all payments provided by the Note (whether designated as interest or principal) other than payments of qualified stated interest. The "issue price" and "issue date" of a Note will be the first price and the first settlement or closing date (whichever is applicable), respectively, at which a substantial amount of the Notes in the issuance that includes such Note is sold for money (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).

     As described more fully below, United States Holders of Notes with OID that mature more than one year from their issue date generally are required to include such OID in income as it accrues in accordance with the constant yield method described below, irrespective of the receipt of the related cash payments. A United States Holder's tax basis in a Note is increased by each accrual of OID and decreased by each payment other than a payment of qualified stated interest.

     The amount of OID with respect to a Note will be treated as zero if the OID is less than an amount equal to .0025 multiplied by the product of the stated redemption price at maturity and the number of complete years to maturity (or in the case of a Note that provides for payment of any amount other than qualified stated interest prior to maturity, the weighted average maturity of the Note). If the amount of OID with respect to a Note is less than that amount, the OID that is not included in payments of stated interest is generally included in income as capital gain as principal payments are made. The amount includible with respect to a principal payment equals the product of the total amount of OID and a fraction, the numerator of which is the amount of such principal payment and the denominator of which is the stated principal amount of the Note.

Inclusion of OID in Income

     The amount of OID includible in the income of a United States Holder for any taxable year is determined under the constant yield method, in four steps.

     In the first step, the "yield to maturity" of the Note is computed. The yield to maturity is the discount rate that, when used in computing the present value of all interest and principal payments to be made under the Note (including payments of qualified stated interest) produces an amount equal to the issue price of the Note. The yield to maturity is constant over the term of the Note and, when expressed as a percentage, must be calculated to at least two decimal places.

     In the second step, the term of the Note is divided into "accrual periods." Accrual periods may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and that each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period.

     In the third step, the total amount of OID on the Note is allocated among accrual periods. In general, the OID allocable to an accrual period equals the product of the "adjusted issue price" of the Note at the beginning of the accrual period and the yield to maturity of the Note, less the amount of any qualified stated interest allocable to the accrual period. The adjusted issue price of a Note at the beginning of the first accrual period is its issue price. Thereafter, the adjusted issue price of the Note is its issue price, increased by the amount of OID previously includible in the gross income of any United States Holder and decreased by the amount of any payment previously made on the Note other than a payment of qualified stated interest. For purposes of computing the adjusted issue price of a Note, the amount of OID previously includible in the gross income of any United States Holder is determined without regard to "premium" and "acquisition premium," as those terms are defined below.

     In the fourth step, the "daily portions" of OID are determined by allocating to each day in an accrual period its ratable portion of the OID allocable to the accrual period.

     A United States Holder includes in income in any taxable year the daily portions of OID for each day during the taxable year that such holder held Notes. In general, under the constant yield method described above, United States Holders are required to include in income increasingly greater amounts of OID in successive accrual periods.

     In the case of a Note that is redeemable at our option or repayable by us at the option of the holder, the maturity and the yield to maturity of the Note are determined by assuming that we and the holder will exercise or not exercise the options available to them in a manner that minimizes the yield, in the case of options available to us, or maximizes the yield, in the case of options available to the holder. Unless specified to the contrary in the applicable Pricing Supplement, the Redemption Price payable by us upon the exercise of an option to redeem is at all times at least equal to the principal amount of the Note redeemed plus accrued interest and the repayment price payable by us upon exercise of the holder's option is at all times equal to the principal amount of the Note so repaid plus accrued interest. Accordingly, the existence of such options should not generally affect the determination of the maturity and the yield to maturity of Notes having an issue price equal to 100% of the principal amount.

Taxation of OID on Floating Rate Notes and Indexed Notes

     The taxation of OID (including interest that does not constitute qualified stated interest) on a Floating Rate Note or an Indexed Note will depend on whether the Note is a "VRDI," as that term is defined above under "-- Taxation of Interest -- Definition of a Variable Rate Debt Instrument."

     Notes that are VRDIs. In the case of a VRDI that provides for qualified stated interest, the amount of qualified stated interest and OID, if any, includible in income during a taxable year are determined under the rules applicable to Fixed Rate Notes (described above) by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or a qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), the rate that reflects the yield that is reasonably expected for the Note. Qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period.

     If a Note that is a VRDI does not provide for interest at a single variable rate as described above, the amount of interest and OID accruals are determined by constructing an equivalent fixed rate debt instrument, as follows.

     First, in the case of an instrument that provides for interest at one or more qualified floating rates or at a qualified inverse floating rate and, in addition, at a fixed rate, replace the fixed rate with a qualified floating rate (or qualified inverse floating rate) such that the fair market value of the instrument, so modified, as of the issue date would be approximately the same as the fair market value of the unmodified instrument.

     Second, determine the fixed rate substitute for each variable rate provided by the Note. The fixed rate substitute for each qualified floating rate provided by the Note is the value of that qualified floating rate on the issue date. If the Note provides for two or more qualified floating rates with different intervals between interest adjustment dates (for example, the 30-day Commercial Paper Rate and quarterly LIBOR), the fixed rate substitutes are based on intervals that are equal in length (for example, the 90-day Commercial Paper Rate and quarterly LIBOR, or the 30-day Commercial Paper Rate and monthly LIBOR). The fixed rate substitute for an objective rate that is a qualified inverse floating rate is the value of the qualified inverse floating rate on the issue date. The fixed rate substitute for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the Note.

     Third, construct an equivalent fixed rate debt instrument that has terms that are identical to those provided under the Note, except that the equivalent fixed rate debt instrument provides for the fixed rate substitutes determined in the second step, in lieu of the qualified floating rates or objective rate provided by the Note.

     Fourth, determine the amount of qualified stated interest and OID for the equivalent fixed rate debt instrument under the rules (described above) for Fixed Rate Notes. These amounts are taken into account as if the United States Holder held the equivalent fixed rate debt instrument. See "-- Taxation of Interest" above.

     Fifth, make appropriate adjustments for the actual values of the variable rates. In this step, qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during the accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

     Notes that are not VRDIs. Floating Rate Notes or Indexed Notes that are not VRDIs ("Contingent Notes") are taxable under the rules applicable to contingent payment debt instruments (the "Contingent Debt Regulations") as follows. First, we are required to determine, as of the issue date, the comparable yield for the Contingent Note. The comparable yield is generally the yield at which we would issue a fixed rate debt instrument with terms and conditions similar to those of the Contingent Note (including the level of subordination, term, timing of payments and general market conditions, but not taking into consideration the riskiness of the contingencies or the liquidity of the Contingent Note), but not less than the applicable federal rate announced monthly by the IRS (the "AFR"). In certain cases where Contingent Notes are marketed or sold in substantial part to tax-exempt investors or other investors for whom the prescribed inclusion of interest is not expected to have a substantial effect on their U.S. tax liability, the comparable yield for the Contingent Note, without proper evidence to the contrary, is presumed to be the AFR.

     Second, solely for tax purposes, we construct a projected schedule of payments determined under the Contingent Debt Regulations for the Contingent Note (the "Schedule"). The Schedule is determined as of the issue date and generally remains in place throughout the term of the Contingent Note. If a right to a contingent payment is based on market information, the amount of the projected payment is the forward price of the contingent payment. If a contingent payment is not based on market information, the amount of the projected payment is the expected value of the contingent payment as of the issue date. The Schedule must produce the comparable yield determined as set forth above. Otherwise, the Schedule must be adjusted under the rules set forth in the Contingent Debt Regulations.

     Third, under the usual rules applicable to OID and based on the Schedule, the interest income on the Contingent Note for each accrual period is determined by multiplying the comparable yield of the Contingent Note (adjusted for the length of the accrual period) by the Contingent Note's adjusted issue price at the beginning of the accrual period (determined under rules set forth in the Contingent Debt Regulations). The amount so determined is then allocated on a ratable basis to each day in the accrual period that the United States Holder held the Contingent Note.

     Fourth, appropriate adjustments are made to the interest income determined under the foregoing rules to account for any differences between the Schedule and actual contingent payments. Under the rules set forth in the Contingent Debt Regulations, differences between the actual amounts of any contingent payments made in a calendar year and the projected amounts of such payments are generally aggregated and taken into account, in the case of a positive difference, as additional interest income, or, in the case of a negative difference, first as a reduction in interest income for such year and thereafter, subject to certain limitations, as ordinary loss.

     We are required to provide each holder of a Contingent Note with the Schedule described above. If we do not create a Schedule or the Schedule is unreasonable, a United States Holder must set its own projected payment schedule and explicitly disclose the use of such schedule and the reason therefor. Unless otherwise prescribed by the IRS, the United States Holder must make such disclosure on a statement attached to the United States Holder's timely filed federal income tax return for the taxable year in which the Contingent Note was acquired.

     In general, any gain realized by a United States Holder on the sale, exchange, redemption, or retirement of a Contingent Note is interest income. In general, any loss on a Contingent Note accounted for under the method described above is ordinary loss to the extent it does not exceed such holder's prior interest inclusions on the Contingent Note (net of negative adjustments). Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note.

Other Rules

     Certain Notes having OID may be redeemed prior to maturity or may be repayable at the option of the holder. Such Notes may be subject to rules that differ from the general rules discussed above relating to the tax treatment of OID. Purchasers of such Notes with a redemption feature should carefully examine the applicable Pricing Supplement and should consult their tax advisors with respect to such features since the tax consequences with respect to interest and OID will depend, in part, on the particular terms and the particular features of the Note.

     The Treasury Regulations relating to the tax treatment of OID contain certain language ("aggregation rules") stating in general that, with some exceptions, if more than one type of Note is issued in connection with the same transaction or related transactions, such Notes may be treated as a single debt instrument with a single issue price, maturity date, yield to maturity and stated redemption price at maturity for purposes of calculating and accruing any OID. Unless otherwise provided in the applicable Pricing Supplement, we do not expect to treat different types of Notes as being subject to the aggregation rules for purposes of computing OID.

MARKET DISCOUNT

     If a United States Holder acquires a Note having a maturity date of more than one year from the date of its issuance and has a tax basis in the Note that is, in the case of a Note that does not have OID, less than its stated redemption price at maturity, or, in the case of a Note that has OID, less than its adjusted issue price (as defined above), such difference is treated as "market discount" for federal income tax purposes, unless such difference is less than 1/4 of one percent of the stated redemption price at maturity multiplied by the number of complete years to maturity (from the date of acquisition).

     Under the market discount rules of the Code, a United States Holder is required to treat any principal payment (or, in the case of a Note that has OID, any payment that is not qualified stated interest) on, or any gain on the sale, exchange, retirement, redemption or other disposition of, a Note as ordinary income to the extent of the market discount that has not previously been included in income. Thus, partial principal payments are treated as ordinary income to the extent of accrued market discount that has not previously been included in income. If such Note is disposed of by the United States Holder in certain otherwise nontaxable transactions, accrued market discount is includible as ordinary income by the United States Holder as if such holder had sold the Note at its then fair market value.

     In general, the amount of market discount that has accrued is determined on a ratable basis. A United States Holder may, however, elect to determine the amount of accrued market discount on a constant yield to maturity basis. This election is made on a Note-by-Note basis and is irrevocable.

     With respect to Notes with market discount, a United States Holder may not be allowed to deduct immediately a portion of the interest expense on any indebtedness incurred or continued to purchase or to carry such Notes. A United States Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule set forth in the preceding sentence does not apply. Such an election applies to all debt instruments acquired by the United States Holder on or after the first day of the first taxable year to which such election applies and is irrevocable without the consent of IRS. A United States Holder's tax basis in a Note is increased by the amount of market discount included in such holder's income under such an election.

     In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a holder's tax basis in a Contingent Note is less than the Contingent Note's adjusted issue price

(determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to the application of the market discount rules to such Notes.

PREMIUM AND ACQUISITION PREMIUM

     If a United States Holder purchases a Note at a "premium," the United States Holder does not include any OID in gross income. A Note is purchased at a premium (or "amortizable bond premium") if its adjusted basis, immediately after its purchase by such holder, exceeds the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest. United States Holders may elect to amortize the premium over the remaining term of the Note (where such Note is not callable prior to its maturity date), using a constant yield method similar to that described above. In the case of Notes that may be redeemed prior to maturity, the premium is calculated assuming that we or the United States Holder will exercise or not exercise redemption rights in a manner that maximizes the United States Holder's yield. A United States Holder who elects to amortize bond premium must reduce such holder's tax basis in the Note by the amount of the premium used to offset qualified stated interest income as set forth above. If this election is made with respect to any Note, it will also apply to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies and to all debt instruments acquired by the United States Holder, and will be binding for all subsequent taxable years unless the election is revoked with the consent of the IRS.

     If a United States Holder purchases a Note with OID at an "acquisition premium," the amount of OID that the United States Holder includes in gross income is reduced to reflect the acquisition premium. A Note is purchased at an acquisition premium if its adjusted basis, immediately after its purchase is (a) less than or equal to the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest and (b) greater than the Note's adjusted issue price (as described above).

     If a Note is purchased at an acquisition premium, the United States Holder reduces the amount of OID otherwise includible in income during an accrual period by a fraction. The numerator of this fraction is the excess of the adjusted basis of the Note immediately after its acquisition by the purchaser over the adjusted issue price of the Note. The denominator of the fraction is the excess of the sum of all amounts payable on the Note after the purchase date, other than payments of qualified stated interest, over the Note's adjusted issue price.

     As an alternative to reducing the amount of OID otherwise includible in income by this fraction, the United States Holder may elect to compute OID accruals by treating the purchase as a purchase at original issuance and applying the constant yield method described under "-- Taxation of Original Issue Discount -- General Rules for Fixed Rate Notes -- Inclusion of OID in Income" above.

     In lieu of the foregoing rules, different rules apply in the case of Contingent Notes where a holder's tax basis in a Contingent Note is greater than the Contingent Note's adjusted issue price (determined under special rules set out in the Contingent Debt Regulations). Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to the application of the acquisition premium and amortizable bond premium rules to such Notes.

SHORT-TERM NOTES

     In the case of a Note with a maturity of one year or less from its issue date (a "Short-Term Note"), no interest is treated as qualified stated interest and therefore all interest is included in

OID. United States Holders that report income for federal income tax purposes on an accrual method and certain other United States Holders, including banks and dealers in securities, are required to include OID in income on such Short-Term Notes on a straight-line basis, unless an election is made to accrue the OID according to a constant yield method based on daily compounding.

     Any other United States Holder of a Short-Term Note is not required to accrue OID for federal income tax purposes, unless it elects to do so, with the consequence that the reporting of such income is deferred until it is received. In the case of a United States Holder that is not required, and does not elect, to include OID in income currently, any gain realized on the sale, exchange, retirement or redemption of a Short-Term Note is ordinary income to the extent of the OID accrued on a straight-line basis (or, if elected, according to a constant yield method based on daily compounding) through the date of sale, exchange or retirement. In addition, such non-electing United States Holders that are not subject to the current inclusion requirement described in the first sentence of this paragraph are required to defer deductions for any interest paid on indebtedness incurred or continued to purchase or carry a Short-Term
Note in an amount not exceeding the deferred interest income with respect to such Short-Term Note (which includes both the accrued OID and accrued interest that are payable but that have not been included in gross income), until such deferred interest income is realized. A United States Holder of a Short-Term Note may elect to apply the foregoing rules (except for the rule characterizing gain on sale, exchange or retirement as ordinary) with respect to "acquisition discount" rather than OID. Acquisition discount is the excess of the stated redemption price at maturity of the Short-Term Note over the United States Holder's basis in the Short-Term Note. This election applies to all obligations acquired by the taxpayer on or after the first day of the first taxable year to which such election applies, unless revoked with the consent of the IRS. A United States Holder's tax basis in a Short-Term Note is increased by the amount included in such holder's income on such a Note.

ELECTION TO TREAT ALL INTEREST AS OID

     United States Holders may elect to include in gross income all interest that accrues on a Note, including any stated interest, acquisition discount, OID, market discount, de minimis OID, de minimis market discount and unstated interest (as adjusted by amortizable bond premium and acquisition premium), by using the constant yield method described above under "-- Taxation of Original Issue Discount -- General Rules for Fixed Rate Notes -- Inclusion of OID in Income." Such an election for a Note with amortizable bond premium results in a deemed election to amortize bond premium for all debt instruments owned and later acquired by the United States Holder with amortizable bond premium and may be revoked only with the permission of the IRS. Similarly, such an election for a Note with market discount results in a deemed election to accrue market discount in income currently for such Note and for all other debt instruments acquired by the United States Holder with market discount on or after the first day of the taxable year to which such election first applies, and may be revoked only with the permission of the IRS. A United States Holder's tax basis in a
Note is increased by each accrual of the amounts treated as OID under the constant yield election described in this paragraph.

     The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, prospective purchasers should consult with their tax advisors with respect to the application of the market discount, acquisition premium and amortizable bond premium rules to such Notes.

INTEGRATION OF NOTES WITH OTHER FINANCIAL INSTRUMENTS

     Any United States Holder of Notes that also acquires or has acquired any financial instrument which, in combination with such Notes, would permit the calculation of a single yield to maturity or could generally constitute a VRDI of an equivalent term, may in certain circumstances treat such Notes and such financial instrument as an integrated debt instrument for purposes of the Code, with a single determination of issue price and the character and timing of income, deductions, gains and losses. (For purposes of determining OID, none of the payments under the integrated debt instrument will be treated as qualified stated interest.) Moreover, under the Contingent Debt Regulations, the IRS may require in certain circumstances that a United States Holder who owns Notes integrate such Notes with a financial instrument held or acquired by such Holder or a related party. United States Holders should consult their tax advisors as to such possible integration.

SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF NOTES

     A United States Holder generally recognizes gain or loss upon the sale, exchange, redemption or retirement of a Note equal to the difference between the amount realized upon such sale, exchange, redemption or retirement and the United States Holder's adjusted basis in the Note. Such adjusted basis in the Note generally equals the cost of the Note, increased by OID, acquisition discount or market discount previously included in respect thereof, and reduced (but not below zero) by any payments on the Note other than payments of qualified stated interest and by any premium that the United States Holder has taken into account. To the extent attributable to accrued but unpaid qualified stated interest, the amount realized by the United States Holder is treated as a payment of interest. Subject to the discussion under "-- Foreign Currency Notes" below, any gain or loss is capital gain or loss, except as provided under "-- Market Discount" and "-- Short-Term Notes," above. Special rules apply in determining the tax basis of a Contingent Note and the amount realized on the retirement of a Contingent Note. For non-corporate taxpayers, the maximum tax rate on adjusted net capital gain is 20%. Adjusted net capital gain is generally the excess of net long-term capital gain (the net gain on capital assets held for more than 12 months) over net short-term capital loss (the net loss on capital assets held for 12 months or less). Net short-term capital gain (net gain on assets held for 12 months or less) is subject to tax at the same rates as ordinary income. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     The application of the foregoing rules may be different in the case of Contingent Notes. Accordingly, prospective purchasers of Contingent Notes should consult with their tax advisors with respect to rules governing the sale, exchange, redemption or retirement of such Notes.

FOREIGN CURRENCY NOTES

     The following summary describes special rules that apply, in addition to the rules described above, to Foreign Currency Notes. The treatment of a debt instrument, such as a Foreign Currency Note, that provides for interest payments that are not fixed in amount at the time that the debt instrument is issued (like the treatment of a Floating Rate Note) depends on whether the debt instrument qualifies as a VRDI. A Foreign Currency Note qualifying as a VRDI is subject to the rules discussed above in "-- Taxation of Interest" and "-- Taxation of Original Issue Discount -- General Rules for Fixed Rate Notes" in addition to the rules discussed below. Foreign Currency Notes not qualifying as VRDIs may be subject to the rules discussed above in "-- Taxation of Original Issue Discount -- General Rules for Fixed Rate Notes -- Taxation of OID on Floating Rate Notes and Indexed Notes -- Notes that are Not VRDIs" in addition to the rules discussed below.

Interest Includible In Income Upon Receipt

     An interest payment on a Foreign Currency Note that is not required to be included in income by the United States Holder prior to the receipt of such payment (e.g., qualified stated interest received by a cash method United States Holder) is includible in income by the United States Holder based on the United States dollar value of the foreign currency determined on the date such payment is received, regardless of whether the payment is in fact converted to United States dollars at that time. Such United States dollar value is the United States Holder's tax basis in the foreign currency received.

Interest Includible In Income Prior To Receipt

     In the case of interest income on a Foreign Currency Note that is required to be included in income by the United States Holder prior to the receipt of payment (e.g., stated interest on a Foreign Currency Note held by an accrual basis United States Holder or accrued OID or accrued market discount that is includible in income as it accrues), a United States Holder is required to include in income the United States dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a Foreign Currency Note during an accrual period. Unless the United States Holder makes the election discussed in the next paragraph, the United States dollar value of such accrued income is determined by translating such income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the portion of the accrual period within the taxable year. The average rate of exchange for the accrual period (or partial period) is the simple average of the exchange rates for each business day of such period (or other method if such method is reasonably derived and consistently applied). Such United States Holder recognizes, as ordinary gain or loss, foreign currency exchange gain or loss with respect to accrued interest income on the date such income is actually received, reflecting fluctuations in currency exchange rates between the last day of the relevant accrual period and the date of payment. The amount of gain or loss recognized equals the difference between the United States dollar value of the foreign currency payment received in respect of such accrual period determined based on the exchange rate on the date such payment is received and the United States dollar value of interest income that has accrued during such accrual period (as determined above).

     Under the so-called "spot rate convention election," a United States Holder may, in lieu of applying the rules described in the preceding paragraph, elect to translate accrued interest income into United States dollars at the exchange rate in effect on the last day of the relevant accrual period for OID, market discount or accrued interest, or in the case of an accrual period that spans two taxable years, at the exchange rate in effect on the last day of the taxable year. Additionally, if a payment of such income is actually received within five business days of the last day of the accrual period or taxable year, an electing United States Holder may instead translate such income into United States dollars at the exchange rate in effect on the day of actual receipt. Any such election applies to all debt instruments held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder and is irrevocable without the consent of the IRS.

Purchase, Sale, Exchange, Redemption or Retirement

     A United States Holder that converts United States dollars to a foreign currency and immediately uses that currency to purchase a Foreign Currency Note denominated in the same foreign currency normally does not recognize gain or loss in connection with such conversion and purchase. However, a United States Holder that purchases a Foreign Currency Note with previously owned foreign currency does recognize ordinary income or loss in an amount equal to the difference, if any, between such holder's tax basis in the foreign currency and the United States dollar market value of the Foreign Currency Note on the date of the purchase. A United States Holder's tax basis in a Foreign Currency Note (and the amount of any subsequent adjustment to such Holder's tax basis) is the United States dollar value of the foreign currency amount paid for such Foreign Currency Note (or of the foreign currency amount of the adjustment) determined on the date of such purchase or adjustment. In the case of an adjustment resulting from accrual of OID or market discount, such adjustment is made at the rate at which such OID or market discount is translated into United States dollars under the rules described above.

     Gain or loss realized upon the sale, exchange, redemption or retirement of, or the receipt of principal on, a Foreign Currency Note, to the extent attributable to fluctuations in currency exchange rates, is generally ordinary income or loss. Gain or loss attributable to fluctuations in exchange rates equals the difference between (i) the United States dollar value of the foreign currency purchase price for such Note, determined on the date such Note is disposed of, and (ii) the United States dollar value of the foreign currency purchase price for such Note, determined on the date such United States Holder acquired such Note. Any portion of the proceeds of such sale, exchange, redemption or retirement attributable to accrued interest income may result in exchange gain or loss under the rules set forth above. Such foreign currency gain or loss is recognized only to the extent of the overall gain or loss realized by a United States Holder on the sale, exchange, redemption or retirement of the Foreign Currency Note. In general, the source of such foreign currency gain or loss is determined by reference to the residence of the United States Holder or the "qualified business unit" of such holder on whose books the
Note is properly reflected. Any gain or loss realized by a United States Holder in excess of such foreign currency gain or loss is capital gain or loss (except to the extent of any accrued market discount not previously included in such holder's income or, in the case of a Short-Term Note having OID, to the extent of any OID not previously included in such holder's income).

     The tax basis of a United States Holder in any foreign currency received on the sale, exchange, redemption or retirement of a Foreign Currency Note is equal to the United States dollar value of such foreign currency, determined at the time of such sale, exchange, redemption or retirement. Treasury Regulations provide a special rule for purchases and sales of publicly traded debt instruments by a cash method taxpayer under which units of foreign currency paid or received are translated into United States dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss results from currency fluctuations between the trade date and the settlement of such a purchase or sale. An accrual method taxpayer may elect the same treatment required of cash method taxpayers with respect to the purchase and sale of publicly traded debt instruments provided the election is applied consistently. Such election cannot be changed without consent of the IRS. United States Holders should consult their tax advisors concerning the applicability to Foreign Currency Notes of the special rules summarized in this paragraph.

     Market discount, acquisition premium and amortizable bond premium of a Foreign Currency Note are determined in the relevant foreign currency. The amount of such market discount or acquisition premium that is included in (or reduces) income currently is to be determined for any accrual period in the relevant foreign currency and then translated into United States dollars on the basis of the average exchange rate in effect during such accrual period or with reference to the spot rate convention election as described above. Exchange gain or loss realized with respect to such accrued market discount or acquisition premium is determined and recognized in accordance with the rules relating to accrued interest described above. The amount of accrued market discount (other than market discount that is included in income currently) taken into account upon the receipt of any partial principal payment or upon the sale, exchange, redemption, retirement or other disposition of a Foreign Currency Note is the United States dollar value of such accrued market discount, determined on the date of receipt of such partial principal payment or upon the sale, exchange, redemption, retirement or other disposition, and no portion thereof is treated as exchange gain or loss. Exchange gain or loss with respect to amortizable bond premium is determined by treating the portion of premium amortized with respect to any period as a return of principal. With respect to a United States Holder of a Foreign Currency Note that does not elect to amortize premium, the amount of premium, if any, is treated as a capital loss when such Note matures.

     The Section 988 Regulations do not discuss the tax consequences of the acquisition of a Foreign Currency Note that is denominated either in a so-called hyperinflationary currency or in more than one currency, or that does not qualify as a VRDI and thus is treated as a Contingent Note. Foreign Currency Notes containing such features may be subject to rules that differ from the general rules described above. United States Holders intending to purchase Foreign Currency Notes with such a feature should examine the applicable Pricing Supplement and should consult their own tax advisors with respect to the purchase, ownership and disposition of such a Foreign Currency Note.

NON-UNITED STATES HOLDERS

     As used herein, the term "non-United States Holder" means a holder of a Note that is, for United States federal income tax purposes, (i) a nonresident alien individual, (ii) a foreign corporation, (iii) a nonresident alien fiduciary of a foreign estate or trust or (iv) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation or a nonresident alien fiduciary of a foreign estate or trust.

     Under current United States federal income tax law now in effect, and subject to the discussion of backup withholding in the following section, payments of principal and interest (including OID) with respect to a Note by us or by any paying agent to any non-United States Holder are not subject to United States federal withholding tax, provided, in the case of interest (including
OID), that (i) such holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,
(ii) such holder is not for federal income tax purposes a controlled foreign corporation related, directly or indirectly, to us through stock ownership,
(iii) such holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code and (iv) either (A) the beneficial owner of the Note certifies, under penalties of perjury, to us or the paying agent, as the case may be, that such owner is a non-United States Holder and provides such owner's name and address, or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Note, certifies, under penalties of perjury, to us or the paying agent, as the case may be, that such certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof. A certificate described in this paragraph is effective only with respect to payments of interest (including OID) made to the certifying non-United States Holder after the issuance of the certificate in the calendar year of its issuance and the two immediately succeeding calendar years. Under temporary Treasury Regulations, the foregoing certification may be provided by the beneficial owner of a Note on IRS Form W-8.

     On October 14, 1997, the IRS published in the Federal Register final regulations (the "1997 Final Regulations") which affect the United States taxation of non-United States Holders. The 1997 Final Regulations are currently expected to become effective for payments after December 31,

1999, regardless of the issue date of the instrument with respect to which such payments are made, subject to certain transition rules (see below). The discussion under this heading and under "-- Backup Withholding and Information Reporting" below, is not intended to be a complete discussion of the provisions of the 1997 Final Regulations, and prospective purchasers of the Notes are urged to consult their tax advisors concerning the tax consequences of their acquiring, holding and disposing of the Notes in light of the 1997 Final Regulations.

     The 1997 Final Regulations provide documentation procedures designed to simplify compliance by withholding agents. The 1997 Final Regulations generally do not affect the documentation rules described above, but add other certification options. Under one such option, a withholding agent will be allowed to rely on an intermediary withholding certificate furnished by a "qualified intermediary" (as defined below) on behalf of one or more beneficial owners (or other intermediaries) without having to obtain the beneficial owner certificate described above. "Qualified intermediaries" include (i) foreign financial institutions or foreign clearing organizations (other than a United States branch or United States office of such institution or organization) or
(ii) foreign branches or offices of United States financial institutions or foreign branches or offices of United States clearing organizations, which, as to both (i) and (ii), have entered into withholding agreements with the IRS. In addition to certain other requirements, qualified intermediaries must obtain withholding certificates, such as revised IRS Form W-8 (see below), from each beneficial owner. Under another option, an authorized foreign agent of a United States withholding agent will be permitted to act on behalf of the United States withholding agent, provided certain conditions are met.

     For purposes of the certification requirements, the 1997 Final Regulations generally treat, as the beneficial owners of payments on a Note, those persons that, under United States tax principles, are the taxpayers with respect to such payments, rather than persons such as nominees or agents legally entitled to such payments. In the case of payment to an entity classified as a foreign partnership under United States tax principles, the partners, rather than the partnership, generally will be required to provide the required certifications to qualify for the withholding exemption described above. A payment to a United States partnership, however, is treated for these purposes as payment to a United States payee, even if the partnership has one or more foreign partners. The 1997 Final Regulations provide certain presumptions with respect to withholding for holders not furnishing the required certifications to qualify for the withholding exemption described above. In addition, the 1997 Final Regulations will replace a number of current tax certification forms (including IRS Form W-8 and IRS Form 4224, discussed below) with a single, revised IRS Form W-8 (which, in certain circumstances, requires information in addition to that previously required). Under the 1997 Final Regulations, this Form W-8 will remain valid until the last day of the third calendar year following the year in which the certificate is signed.

     The 1997 Final Regulations provide transition rules concerning existing certificates, such as IRS Form W-8 and IRS Form 4224. Valid withholding certificates that are held on December 31, 1998 will generally remain valid until the earlier of December 31, 1999 or the date of expiration of the certificate under the law in effect prior to January 1, 1999. Further, certificates dated prior to January 1, 1998 will generally remain valid until the end of 1998, irrespective of the date that their validity expires during 1998. The IRS has announced that the 1997 Final Regulations will be amended to provide that valid withholding certificates that are held on December 31, 1999 will generally remain valid until the earlier of December 31, 2000 or the expiration of the certificate under the law in effect prior to January 1, 2000.

     Under the 1997 Final Regulations, withholding of United States federal income tax with respect to accrued OID may apply to payments on a taxable sale or other disposition of a Note by a non-United States Holder who does not provide appropriate certification to the withholding agent with respect to such transaction.

     Notwithstanding the foregoing, interest described in Section 871(h)(4) of the Code is subject to United States withholding tax at a 30% rate (or such lower rate as may be provided by an applicable treaty). In general, interest described in Section 871(h)(4) of the Code includes (subject to certain exceptions) any interest the amount of which is determined by reference to receipts, sales or other cash flow of the issuer or a related person, any income or profits of the issuer or a related person, any change in the value of any property of the issuer or a related person or any dividends, partnership distribution or similar payments made by the issuer or a related person. Interest described in Section 871(h)(4) of the Code may include other types of contingent interest identified by the IRS in future Treasury Regulations.

     If a non-United States Holder is engaged in a trade or business in the United States and interest (including OID) on the Note is effectively connected with the conduct of such trade or business, the non-United States Holder, although exempt from the withholding tax discussed in the preceding paragraphs, is subject to United States federal income tax on such interest (including OID) in the same manner as if it were a United States Holder. In lieu of the certificate described above, such holder must provide a properly executed IRS Form 4224 annually in order to claim an exemption from withholding tax. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to adjustments. For this purpose, interest (including OID) on, and any gain recognized on the sale, exchange, redemption, retirement, or other disposition of, a Note is included in the earnings and profits of such holder if such interest (including OID) or gain is effectively connected with the conduct by such holder of a trade or business in the United States.

     Generally, any gain or income (other than that attributable to accrued interest or OID) realized upon the sale, exchange, redemption, retirement or other disposition of a Note is not subject to federal income tax unless (i) such gain or income is effectively connected with a trade or business in the United States of the non-United States Holder or (ii) in the case of a non-United States Holder who is a nonresident alien individual, the non-United States Holder is present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition and either (a) such individual has a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States or (b) the gain is attributable to an office or other fixed place of business maintained by such individual in the United States.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current United States federal income tax law, information reporting requirements apply to interest (including OID) and principal payments made to, and to the proceeds of sales before maturity by, certain Holders of Notes. In the case of a non-corporate United States Holder, a 31% backup withholding tax applies if (i) such holder fails to furnish his or her Taxpayer Identification Number ("TIN") (which, for an individual, would be his or her Social Security Number) to the payor in the manner required, (ii) such holder furnishes an incorrect TIN and the payor is so notified by the IRS, (iii) the payor is notified by the IRS that such holder has failed properly to report payments of interest and dividends or (iv) in certain circumstances, such holder fails to certify, under penalties of perjury, that such holder has not been notified by the IRS that it is subject to backup withholding for failure properly to report interest and dividend payments. Backup withholding does not apply with respect to payments made to certain exempt recipients, such as a corporation (within the meaning of Section 7701(a) of the Code and tax-exempt organizations.

     The amount of any backup withholding from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

     In the case of a non-United States Holder, under Treasury Regulations, backup withholding and information reporting do not apply to payments of principal and interest made by us or any of our paying agents on a Note with respect to which such holder has provided the required certification under penalties of perjury that such holder is a non-United States Holder or has otherwise established an exemption.

     In general, (i) payments of interest or original issue discount on a Note collected outside the United States by a custodian, nominee or other agent acting on behalf of a beneficial owner of a Note and (ii) payments on the sale, exchange, retirement or redemption of a Note to or through a foreign office of a broker are not subject to backup withholding or information reporting. However, if such custodian, nominee, agent or broker is a United States person, a controlled foreign corporation for United States tax purposes, or a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, such custodian, nominee, agent or broker may be subject to certain information reporting (but not backup withholding) requirements with respect to such payments, unless such custodian, nominee, agent or broker has in its records documentary evidence that the beneficial owner is not a United States person and certain conditions are met or the beneficial owner otherwise establishes an exemption.

     In general, the 1997 Final Regulations do not significantly alter the substantive backup withholding and information reporting requirements described above. As under current law, backup withholding and information reporting will not apply to (i) payments to a non-United States Holder of principal, premium and interest (including OID, if any) and (ii) payments to a non-United States Holder on the sale, exchange or other disposition of a Note, in each case if such non-United States Holder provides the required certification to establish an exemption from the withholding of the United States federal income tax or otherwise establishes an exemption. Similarly, unless the payor has actual knowledge that the payee is a United States Holder, backup withholding will not apply to (i) payments of principal, premium and interest (including OID, if any) made outside the United States to certain offshore accounts and (ii) payments on the sale, exchange, redemption, retirement or other disposition of a Note effected outside the United States. However, information reporting may apply with respect to such payments by a payor that is, for United States federal income tax purposes, (i) a United States person, (ii) a controlled foreign corporation, (iii) a United States branch of a foreign bank or foreign insurance company, (iv) a foreign partnership controlled by United States persons or engaged in a United States trade or business or (v) a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, unless such payor has in its records documentary evidence that the Beneficial owner is not a United States Holder and certain other conditions are met or the Beneficial owner otherwise establishes an exemption.

     Non-United States Holders of Notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Any amounts withheld from payment to a non-United States Holder under the backup withholding rules will be allowed as a credit against such non-United States Holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the information reporting.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

     We are offering the Notes on a continuing basis for sale to or through Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, First Chicago Capital Markets and Nations-Banc Montgomery Securities LLC and such other agent or agents as we may appoint and identify in the applicable Pricing Supplement (the "Agents"). The Agents, individually or in a syndicate, may purchase Notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable Agent or, if so specified in the applicable Pricing Supplement, for resale at a fixed offering price. If agreed to by us and an Agent, such Agent may also utilize its reasonable best efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in the applicable Pricing Supplement. We will pay a commission to an Agent, ranging from .125% to
 .750% of the principal amount of each Note, depending upon its stated maturity, sold through such Agent as our agent. Commissions with respect to Notes with stated maturities in excess of 30 years that are sold through an Agent as our agent will be negotiated at the time of such sale. We estimate the expenses payable by us of offering and selling the Notes are approximately $260,000, including reimbursements of certain of the Agents' expenses.

     Unless otherwise specified in the applicable Pricing Supplement, any Note sold to an Agent as principal will be purchased by such Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission applicable to an agency sale of a Note of identical maturity. An Agent may sell Notes it has purchased from us as principal to certain dealers less a concession equal to all or any portion of the discount received in connection with such purchase. Such Agent may allow, and such dealers may reallow, a discount to certain other dealers. After the initial offering of Notes, the offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and the reallowance may be changed.

     We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part (whether placed directly with us or through an Agent). Each Agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase Notes received by it on an agency basis.

     Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in the Specified Currency in The City of New York on the date of settlement. See "Description of Notes -- General."

     Upon issuance, the Notes will not have an established trading market. The Notes will not be listed on any securities exchange, unless otherwise specified in the applicable Pricing Supplement. The Agents may from time to time purchase and sell Notes in the secondary market, but the Agents are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or that there will be liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making activity at any time.

     In connection with an offering of Notes purchased by one or more Agents as principal on a fixed offering price basis, such Agent(s) will be permitted to engage in certain transactions that stabilize the price of Notes. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of Notes. If the Agent creates or the Agents create, as the case may be, a short position in Notes, i.e., if it sells or they sell Notes in an aggregate principal amount exceeding that set forth in the applicable Pricing Supplement, such Agent(s) may reduce that short position by purchasing Notes in the open market. In general, purchases of Notes for the purpose of stabilization or to reduce a short position could cause the price of Notes to be higher than it might be in the absence of such purchases.

     Neither we nor any of the Agents makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of Notes. In addition, neither we nor any of the Agents makes any representation that the Agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). We have agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Agents may be required to make in respect thereof. We have agreed to reimburse the Agents for certain other expenses.

     In the ordinary course of its business, the Agents and their affiliates have engaged and may in the future engage in investment and commercial banking transactions with us and certain of our affiliates.

     From time to time, we may issue and sell other Securities described in the accompanying Prospectus, and the amount of Notes offered hereby is subject to reduction as a result of such sales.

                 SUBJECT TO COMPLETION, DATED DECEMBER 7, 1998


PROSPECTUS

                                  $250,000,000

                             SUNDSTRAND CORPORATION

                                DEBT SECURITIES

                            ------------------------

     Sundstrand Corporation may offer and sell in one or more offerings its debt securities up to a total principal amount or initial purchase price of $250,000,000. The debt securities may be offered in one or more separate series on terms to be determined at the time of sale. The debt securities may be offered directly to purchasers or through agents, dealers or underwriters or a syndicate of underwriters. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

                            ------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                            ------------------------


                THE DATE OF THIS PROSPECTUS IS DECEMBER   , 1998

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings up to a total principal amount or initial purchase price of $250,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

                               WHERE YOU CAN FIND
                                MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Our reports, proxy statements and other information may also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, Incorporated, 440 South LaSalle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange Incorporated, 301 Pine Street, San Francisco, California 94104.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information included and/or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities.

- Annual Report on Form 10-K for the year ended December 31, 1997;

- Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and

- Current Report on Form 8-K filed January 21, 1998.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
           Corporate Secretary
           Sundstrand Corporation
           P.O. Box 7003
           4949 Harrison Avenue
           Rockford, Illinois 61125-7003
           (815) 226-6000

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

     We are engaged in the design, manufacture and sale of a variety of proprietary, technology-based components and sub-systems for diversified international aerospace and industrial markets. Our mechanical, hydromechanical, electromechanical and electronic products require significant research, development engineering and processing expertise. We employ approximately 10,700 people and have manufacturing facilities in ten states and Puerto

Rico and in England, France, Germany, Singapore, China and India. Our principal offices are located at 4949 Harrison Avenue, Rockford, Illinois 61125-7003.

                                USE OF PROCEEDS

     Unless we specify otherwise in the applicable prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes, including working capital, capital expenditures, possible acquisitions of, or investments in, businesses and assets, the possible repurchase of our securities and the repayment of indebtedness. We have not allocated a specific portion of the net proceeds for any particular use at this time. Until we apply the net proceeds for specific purposes, we may invest such net proceeds in marketable securities.

                               RATIO OF EARNINGS
                                TO FIXED CHARGES

     The following is our consolidated ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 1997, and the nine-month periods ended September 30, 1997, and 1998.

                           NINE
                          MONTHS
                           ENDED
                       SEPTEMBER 30,       YEAR ENDED DECEMBER 31,
                       -------------   --------------------------------
                       1998    1997    1997   1996   1995   1994   1993
                       -----   -----   ----   ----   ----   ----   ----
Ratio of
 Earnings to
 Fixed Charges.......  10.0     9.2    9.5    6.4    4.5    5.3    3.9

     For the purpose of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness, amortization of debt discount and expense, and one-third of rental expense (which is deemed representative of the interest factor).

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     We provide information to you about the debt securities in up to three separate documents that progressively provide more detail:

     1 This Prospectus
       General information that may or may not apply to each series of debt securities.

     2 The Prospectus Supplement
       More specific than the prospectus, and to the extent information differs from the prospectus, you should rely on the different information in this document.

     3 The Pricing Supplement
       To the extent not contained in the prospectus supplement, provides final details about a specific series or tranche of debt securities. To the extent information differs from the prospectus or the prospectus supplement, you should rely on the different information in this document.

     The debt securities will be issued under an indenture (we refer to the indenture, as supplemented from time to time, as the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee"). The following summary of certain provisions of the debt securities and the Indenture is not complete and is subject to the detailed provisions of the Indenture. We have filed a copy of the Indenture as an exhibit to the Registration Statement. Whenever particular provisions or defined terms in the Indenture are referred to in this prospectus, such provisions or defined terms are incorporated by reference in this prospectus. Section references used in this prospectus are references to the Indenture.

     The debt securities will be our direct, unsecured obligations. The debt securities will rank on a parity with all our other unsecured and unsubordinated indebtedness.

     The Indenture does not limit the amount of the debt securities and provides that the debt securities may be issued from time to time in one or more series. (Section 2.01)

     Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be issued in fully registered form only, without coupons, in denominations of $1,000 and any integral multiple thereof. Principal of and premium, if any, and interest, if any, will be payable, and the debt securities may be transferred or exchanged without payment of any charge (other than any tax or other governmental charge payable in connection therewith), at the office or agency of the Trustee in New York, New York.

     The applicable prospectus supplement will include specific terms relating to the offering. These terms will include some or all of the following:

- the designation and aggregate principal amount of the debt securities;

- the percentage of the principal amount at which the debt securities will be issued;

- the date or dates on which the debt securities will mature;

- the rate or rates (which may be fixed or variable), if any, at which the debt securities will bear interest, and the date from which any such interest will accrue;

- the dates on which any interest will be payable;

- the currency or currency unit in which the debt securities are issuable and payable;

- any terms for redemption or for sinking fund payments;

- any provisions for defeasance or covenant defeasance;

- whether the debt securities will be represented by one or more global securities and, if so, the method of transferring beneficial interests in the global securities; and

- other specific terms associated with the debt securities. (Section 2.01)

     Debt securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount securities will be described in the applicable prospectus supplement. "Original Issue Discount Security" means any security which provides for the declaration of acceleration of the maturity of an amount less than the principal amount of the security upon the occurrence of an Event of Default and the continuation of an Event of Default. (Section 1.01)

CERTAIN COVENANTS OF THE COMPANY


     Limitation on Secured Debt. The Indenture provides that, so long as any of the debt securities remain outstanding, the Company will not, nor will it permit any Restricted Subsidiary (which term is defined below) to incur, issue, assume or guarantee any indebtedness for money borrowed or any other indebtedness evidenced by notes, bonds, debentures or other similar evidence of indebtedness for money borrowed (referred to in this prospectus as "Debt") if such Debt is secured by a mortgage, security interest, pledge, lien or other encumbrance (referred to in this prospectus as a "mortgage") upon any Principal Property (which term is defined below), or on any shares of stock or Debt of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or subsequently acquired), except with respect to each series of debt securities any Debt so secured on the date of issuance of such series, without in any such case effectively providing that the debt securities (together with, if the Company determines, any other indebtedness of or guaranteed by the Company or such Restricted Subsidiary ranking equally with the debt securities then existing or subsequently created) will be secured equally and ratably with such Debt so long as such Debt will be so secured, except that the foregoing restrictions will not apply to:



- mortgages on property, shares of stock or Debt (referred to in this prospectus as "property") of any corporation existing at the time such corporation becomes a Restricted Subsidiary;


- mortgages on property existing at the time of acquisition thereof or mortgages to secure all or part of the purchase price of such property or to secure Debt incurred prior to, at the time of, or within 180 days after, the later of the acquisition, completion of construction or commencement of commercial operation of such property for the purpose of financing the purchase price of such property or construction or improvements on such property, provided that the mortgage will not apply to property previously owned by the
  Company or any Restricted Subsidiary other than real property substantially unimproved for the use intended by the Company or such Restricted Subsidiary;

- mortgages on property of a Restricted Subsidiary securing Debt owing to the Company or another Restricted Subsidiary;

- mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary, provided that any such mortgages do not attach to or affect property previously owned by the Company or such Restricted Subsidiary;

- mortgages on property owned or leased by the Company or a Restricted Subsidiary in favor of the United States of America, any State, any other country, or any political subdivision of any of the foregoing or in favor of the holders of securities issued by any such entity, pursuant to any contract or statute (including mortgages to secure Debt of the pollution control or industrial revenue bond type) or to secure any indebtedness incurred for the purpose of financing the cost of construction of the property subject to such mortgages;

- mortgages existing at the date of the Indenture;

- certain landlords' liens;

- mortgages to secure partial, progress, advance or other payments or any Debt incurred for the purpose of financing all or part of the purchase price or cost of construction, development or substantial repair, alteration or improvement of the property subject to such mortgage if the commitment for such financing is obtained within one year after the later of completion of or the placing into operation of such constructed, developed, repaired, altered or improved property;

- mortgages arising in connection with contracts with or made at the request of the United States, any State, or any department, agency or instrumentality of any of the foregoing;

- mechanics' and similar liens arising in the ordinary course of business in respect of obligations not due or being contested in good faith;

- mortgages arising from deposits with or the giving of any form of security to any governmental authority required as a condition to the transaction of business or exercise of any privilege, franchise or license;

- mortgages for taxes, assessments or governmental charges or levies not yet delinquent or which, if delinquent, are being contested in good faith;

- mortgages (including judgment liens) arising from legal proceedings being contested in good faith and, in the case of judgment liens, so long as execution thereof is stayed; or

- any extension, renewal or replacement (or successive extensions, renewals, or replacements), in whole or in part, of any mortgage referred in any the foregoing bullet points.

     Notwithstanding the above, the Company and its Restricted Subsidiaries may, without securing the debt securities, issue, assume or guarantee Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto the aggregate amount of such Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of the Consolidated Net Tangible Assets (as defined in the Indenture) of the Company as calculated on the basis of its latest consolidated quarterly financial statements. (Section 4.05)

     Limitation on Sale and Leaseback Transactions. Sale and leaseback transactions by the Company or any Restricted Subsidiary of any Principal Property (except for temporary leases for a term of not more than three years and except for leases between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) are prohibited unless either: (a) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee Debt secured by the Principal Property involved at least equal in amount to the Attributable Debt (as defined below) in respect of such transaction without equally and ratably securing the debt securities (provided that such Attributable Debt will thereupon be deemed to be Debt subject to the provisions of Sections 4.05), or (b) the Company within 270 days after the sale or transfer shall have been made by the Company or by any Restricted Subsidiary, applies an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased back pursuant to such arrangement and (ii) the fair market value of the Principal Property so sold and leased back at the time of entering into such arrangement to (x) the purchase of property, facilities or equipment (other than the property, facilities or equipment involved in such sale) having a value at least equal to the net proceeds of such sale or (y) the retirement (other than any mandatory retirement) of long-term non-subordinated Debt of the Company or long-term Debt of a Restricted Subsidiary. Attributable Debt is defined as the present value (discounted at an appropriate rate) of the obligation of a lessee for rental payments during the remaining term of any lease. (Section 4.06)



     Consolidation or Merger. The Indenture generally permits a consolidation or merger between us and another corporation. It also permits the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the Indentures including the payment of all amounts due on the debt securities and performance of the covenants in the Indenture. The Indenture does not permit us to consolidate or merge with or into any other corporation, or sell all or substantially all of our property or assets, if immediately after giving effect to such transaction, we or our successor entity would be in default in the performance of any covenant or condition of the Indenture.


     However, we will only consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indenture. The remaining or acquiring corporation will be substituted for us in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor corporation may exercise our rights and powers under the Indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our Board of Directors or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under the Indenture and under the debt securities. (Section 11.01)

CERTAIN DEFINITIONS

     The term "Subsidiary" means any corporation which is consolidated in the Company's accounts and any corporation of which at least a majority of the outstanding voting stock is directly or indirectly owned by the Company. (Section 1.01)

     The term "Restricted Subsidiary" means any Subsidiary (other than a Subsidiary principally engaged in certain types of leasing and financing activities):

          (1) substantially all the property of which is located in the United States,

          (2) which owns a Principal Property, and

          (3) in which the Company's direct or indirect investment exceeds 2% of the consolidated assets of the Company. (Section 1.01)

     The term "Principal Property" means any manufacturing plant or facility which is located in the United States and is owned by the Company or any Restricted Subsidiary, unless our Board of Directors (or a committee thereof) declares that the plant or facility, together with all other plants and facilities previously so declared, is not of material importance to our total business. (Section 1.01)

EVENTS OF DEFAULT

     An "Event of Default" with respect to any series of debt securities will mean any of the following:

- failure to pay interest on any debt securities for 30 days;

- failure to pay principal of or any premium on any debt securities when due, or failure to pay any sinking fund payment with respect to any debt securities;

- failure to perform any of the other covenants or agreements in the Indenture relating to debt securities of that series that continues for 60 days after notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount of Stated Maturity of the debt securities of such series then outstanding;

- certain events of bankruptcy, insolvency or reorganization of the Company; or


- default under other indebtedness of the Company for money borrowed by the Company having unpaid principal in excess of the greater of (1) $10,000,000 or
  (2) 2% of the Company's Consolidated Net Tangible Assets, which indebtedness will be or be declared due prior to the date it would otherwise become due and payable and such acceleration not being rescinded or annulled within 60 days after notice to the Company by the Trustee or holders of at least 25% in aggregate principal amount at Stated Maturity of the debt securities of such series then outstanding. (Section 6.01)


     Additional Events of Default may be prescribed for the benefit of holders of certain series of debt securities. (Section 10.01) The Indenture provides that the Trustee will, with certain exceptions, notify the holders of debt securities of each series of any Event of Default known to it within 90 days after the occurrence thereof. (Section 6.07)

     If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of debt securities of such series then outstanding may declare the principal amount (or, if the debt securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in aggregate principal amount at Stated Maturity of the debt securities of such series then outstanding can void the declaration. (Sections 6.01 and 6.06)

     Other than its duties in case of an Event of Default, the Trustee is not obligated to exercise any of the rights or powers in the Indenture at the request or direction of any of the holders of that series, unless such holders offer the Trustee reasonable security or indemnity. (Sections 7.01 and 7.02) If they provide this reasonable security or indemnity, the holders of a majority in aggregate principal amount at Stated Maturity of the debt securities of each series affected by an Event of Default and then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture or exercising any trust or power conferred on the Trustee with respect to the debt securities of that series. (Section 6.06) The Indenture requires the annual filing by the Company with the Trustee of a certificate as to the absence of any defaults under the Indenture. (Section 4.07)

     No holder of any debt securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such holder will have previously given the Trustee written notice of an Event of Default with respect to debt securities of that series and unless the holders of at least 25% in aggregate principal amount at Stated Maturity of the then outstanding debt securities of that series also will have made written request of, and offered reasonable indemnity to, the Trustee to institute such proceeding as trustee, and the Trustee will not have received from the holders of a majority in aggregate principal amount at Stated Maturity of the outstanding debt securities of that series a direction inconsistent with such request and the Trustee will have failed to institute such proceeding within

60 days of such request. However, any right of a holder of any debt security to receive payment of the principal of (and premium, if any) and any interest on such debt security on or after the due dates expressed in such debt security or to institute suit for the enforcement of any such payment on or after such dates will not be impaired or affected without the consent of such holder. (Section 6.04)

DEFEASANCE AND COVENANT DEFEASANCE

     We may, at our option, deposit with the Trustee money and/or U.S. Government Obligations (including interest thereon) sufficient to pay the principal of (and premium, if any) and interest on the debt securities of a series on the scheduled due dates for such payments and in such event we may be either (A) discharged from our obligations in respect of the debt securities of that series (other than to register transfers or exchanges of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust) or (B) released from our obligations in respect of the debt securities of that series described above under LIMITATION ON SECURED DEBT and LIMITATION ON SALE AND LEASEBACK TRANSACTIONS (and the related event of default relating to our failure to comply with those obligations). In either case, we may only deposit such funds and be discharged or released from our obligations if, among other things, we deliver to the Trustee a legal opinion to the effect that (i) you will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance or discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit and defeasance or discharge had not occurred, and (ii) the debt securities, if then listed on the New York Stock Exchange, Inc., will not be delisted as a result of such deposit and such defeasance. In the event of a defeasance as provided in clause (A) above, holders of debt securities of the affected series will be able to look only to the trust fund established for payment of principal of and interest on their debt securities until maturity. (Section 12.01)

MODIFICATIONS, AMENDMENTS AND WAIVERS IN RESPECT OF THE INDENTURE


     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the debt securities of each series affected at the time outstanding, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the Indenture or any supplemental indenture with respect to the debt securities of such series or modifying in any manner the rights of the holders of the debt securities of such series; provided that no such supplemental indenture may (1) extend the stated Maturity of any debt security, reduce the rate or extend the time of payment of any interest thereon, reduce the principal amount thereof, reduce any premium payable upon redemption, reduce the amount of an Original Issue Discount Security that would be due upon a declaration of acceleration, modify provisions relating to amount or regularity of mandatory sinking fund payments or make the principal amount thereof payable in any money other than United States legal tender for the payment of public and private debts, without the consent of the holder of each debt security so affected, or (2) reduce the aforesaid percentage of debt securities of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all debt securities of such series then outstanding. (Sections 10.01 and 10.02)


CONCERNING THE TRUSTEE

     The Company maintains lines of credit and has customary banking relationships with The First National Bank of Chicago, the Trustee under the Indenture.

                              PLAN OF DISTRIBUTION

     The Company may sell debt securities to or through underwriters and also may sell debt securities directly to other purchasers or through agents. Such firm may also act as an agent.

     The distribution of the debt securities may be effected from time to time in one or more transactions at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will describe the method of distribution of the debt securities. In connection with a sale of debt securities, underwriters may receive compensation from the Company or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of debt securities may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation will be described, in the prospectus supplement.

     Under agreements which may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of debt securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

                                 LEGAL OPINIONS

     Mary Ann Hynes, who is our Vice President, General Counsel and Secretary, will issue an opinion about the legality of the offered securities for us. Ms. Hynes owns options to purchase 7,000 shares of Common Stock, of which no such options are currently exercisable. Mayer, Brown & Platt will advise any underwriters or agents.

                                    EXPERTS

     The consolidated financial statements appearing in our Annual Report (Form 10-K) for the year ended December 31, 1997, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated by reference in this prospectus and elsewhere in the Registration Statement. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                  $250,000,000


                             SUNDSTRAND CORPORATION

                               MEDIUM-TERM NOTES
                            DUE NINE MONTHS OR MORE
                               FROM DATE OF ISSUE

                            ------------------------

                             PROSPECTUS SUPPLEMENT

                            ------------------------

                              MERRILL LYNCH & CO.
                      FIRST CHICAGO CAPITAL MARKETS, INC.
                     NATIONSBANC MONTGOMERY SECURITIES LLC

                               December    , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, other than underwriting discounts and commissions:

Securities and Exchange Commission registration fee.......  $ 27,800
Trustee fees and expenses.................................     5,000
Printing and engraving fees...............................    25,000
Accounting fees and expenses..............................    25,000
Legal Fees................................................    50,000
Rating agency fees........................................   120,000
Miscellaneous.............................................     7,200
                                                            --------
           Total..........................................  $260,000
                                                            ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware provides that a corporation created thereunder may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director or officer of such corporation or is or was serving at the request of such corporation as a director or officer of another corporation or other enterprise against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, subject to certain limitations referred to therein.

     Article Sixteenth of the Company's Restated Certificate of Incorporation provides that no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

     Article VI of the Company's By-Laws provides for indemnification of directors and officers as follows:

          The Corporation shall, to the fullest extent to which it is empowered to do so by the General Corporation Law of Delaware, or any other applicable laws, as from time to time in effect, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation or a division thereof, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

          The provisions of this Article shall be deemed to be a contract between the Corporation and each director or officer who serves in any such capacity at any time while this Article and the relevant provisions of the General Corporation Law of Delaware or other applicable law, if any, are in effect, and any repeal or modification of any such law or of this Article shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

          The Corporation shall, to the fullest extent to which it is empowered to do so by the General Corporation Law of Delaware, and with respect to the Employee Retirement Income Security Act of 1974, or any other applicable laws, as from time to time in effect, indemnify any officer, director or employee of the Corporation or an affiliated corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was serving at the request of the Corporation as an individual Trustee, Committee member, administrator or fiduciary of a pension or other benefit plan for employees of the Corporation, or of an affiliated corporation or other enterprise.

          Persons who are not covered by the foregoing provisions of this Article and who are or were employees or agents of the Corporation or a division thereof, or are or were serving at the request of the Corporation as employees or agents of another corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the Board of Directors of the Corporation.

          The indemnification provided or permitted by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled by law or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

          The Corporation shall, to the fullest extent to which it is empowered to do so by the General Corporation Law of Delaware, or any other applicable laws, as from time to time in effect, pay expenses, including attorneys' fees, incurred in defending any action, suit or proceeding, in advance of the final disposition of such action, suit or proceeding, to any person who is or was a party or is threatened to be made a party to any such threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized by applicable laws.

ITEM 16. EXHIBITS

     A list of exhibits is set forth in the Exhibit Index appearing elsewhere in this Registration Statement and is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the"Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and(a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (d)(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon

Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rockford, Illinois on December 7, 1998.


                                          SUNDSTRAND CORPORATION

                                          By:       /s/ PAUL DONOVAN
                                            ------------------------------------
                                            Name: Paul Donovan
                                            Title: Executive Vice President and
                                            Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of December 7, 1998.


         SIGNATURE                                       TITLE
         ---------                                       -----
             *                Chairman of the Board, President and Chief Executive Officer
----------------------------
     Robert H. Jenkins

      /s/ PAUL DONOVAN        Executive Vice President and Chief Financial Officer
----------------------------
        Paul Donovan

             *                Vice President and Controller
----------------------------
     DeWayne J. Fellows

             *                Director
----------------------------
      Richard A. Abdoo

             *                Director
----------------------------
        J.P. Bolduc

             *                Director
----------------------------
      Ilene S. Gordon

             *                Director
----------------------------
      Gerald Grinstein

             *                Director
----------------------------
      Charles Marshall

             *                Director
----------------------------
      Klaus H. Murmann

             *                Director
----------------------------
         Ward Smith

             *                Director
----------------------------
      Berger G. Wallin

*By: /s/  PAUL DONOVAN
      ----------------------
      Paul Donovan
      Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                             DESCRIPTION
-------                            -----------
  1.1      Form of Underwriting Agreement*
  1.2      Form of Distribution Agreement
  4.1      Form of Indenture between the Company and The First National
           Bank of Chicago, as Trustee
  4.2      Form of Debt Security (included in Exhibit 4.1 as Schedule A to the Indenture)
  5.1      Opinion of Mary Ann Hynes**
 12.1      Computation of Ratio of Earnings to Fixed Charges**
 23.1      Consent of Ernst & Young LLP
 23.2      Consent of Mary Ann Hynes (included in Exhibit 5.1)**
 24.1      Powers of Attorney**
 25.1      Statement of Eligibility on Form T-1 of The First National
           Bank of Chicago**


---------------
 * Incorporated by reference to similarly numbered exhibit to Registration Statement on Form S-3 of the Registrant (No. 333-00801).

** Previously filed.